SCHEDULE 14A INFORMATION
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Wilmington Trust Corporation

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Annual Meeting — April 21, 2010

February 22, 2010

Dear Shareholders:

You are invited to attend our 2010 Annual Meeting on Wednesday, April 21, 2010, at 10:00 a.m. at the Wilmington Trust Plaza, Mezzanine Level, 301 West Eleventh Street, Wilmington, Delaware.

The enclosed Notice of Annual Meeting and Proxy Statement provide information about the governance of our Company and describe the various matters to be acted upon during the meeting. The Annual Meeting gives us an opportunity to review the actions our Company is taking to achieve our mission of maximizing shareholder value. We appreciate your ownership of Wilmington Trust, and I hope you will be able to join us on April 21 for our Annual Meeting.

Sincerely,

Ted T. Cecala,
Chairman of the Board and Chief Executive Officer

February 22, 2010

To the Holders of Common Stock of
Wilmington Trust Corporation

NOTICE OF ANNUAL MEETING

The Annual Meeting of Shareholders of Wilmington Trust Corporation will be held on Wednesday, April 21, 2009, at 10:00 a.m. local time, at the Wilmington Trust Plaza, Mezzanine Level, 301 West Eleventh Street, Wilmington, Delaware. The meeting will be held to consider and act upon the election of three directors, the approval of executive compensation, the ratification of the selection of our independent public accountants, and other business that may properly come before the meeting.

Holders of record of our common stock at the close of business on February 22, 2010, are entitled to vote at the meeting.

This notice and the accompanying proxy materials are sent to you by order of the Board of Directors.

Michael A. DiGregorio,
Secretary

2010 ANNUAL SHAREHOLDERS’ MEETING

PROXY STATEMENT

GENERAL INFORMATION

The enclosed proxy material is being sent at the request of our Board of Directors to encourage you to vote your shares at our Annual Shareholders’ Meeting (the “Annual Meeting”) to be held on April 21, 2010. This proxy statement contains information on matters that will be presented at the Annual Meeting and is provided to assist you in voting your shares.

Our Annual Report to Shareholders for 2009, containing management’s discussion and analysis of financial condition and results of operations of our Company, its audited financial statements, and this Proxy Statement are distributed together beginning on or about March 20, 2010.

Who May Vote

All holders of our common stock as of the close of business on February 22, 2010 (the “Record Date”) are entitled to vote at the Annual Meeting. Each share of stock is entitled to one vote. As of the record date, 69,453,217 shares of our common stock were outstanding. A plurality of the shares voted in person or by proxy is required to elect directors. A majority of the outstanding shares is required to approve the other proposals in this proxy statement. Abstentions and broker non-votes are not counted in the vote.

How to Vote

Even if you plan to attend the meeting, we encourage you to vote by proxy. You may vote by proxy by returning the enclosed proxy card (signed and dated) in the envelope provided.

You also may vote by telephone or by using the Internet. Please refer to the instructions on your proxy card.

When you vote by proxy, your shares will be voted according to your instructions. If you sign your proxy card or otherwise give your proxy but do not specify how you want your shares to be voted, they will be voted as the Board of Directors recommends. You can change or revoke your proxy at any time before the polls close at the Annual Meeting by:

•	Notifying the Company’s Secretary;

•	Voting in person; or

•	Returning a later-dated proxy card.

You also can change or revoke your proxy at any time before 12:00 p.m., April 20, 2010, by telephone or by using the Internet. Please refer to the instructions on your proxy card.

If you are a present or former staff member and participate in our Thrift Savings Plan, you will receive a voting instruction card for shares you hold in that plan. The plan trustee will vote according to the instructions on your proxy.

Proxy Statement Proposals

Proposals other than to elect directors may be submitted by the Board of Directors or shareholders to be included in our proxy statement. To be considered for inclusion in the proxy statement for our 2011 Annual Shareholders’ Meeting, shareholder proposals must be received in writing by the Company’s Secretary no later than October 25, 2010. Those proposals must include a brief description of the business to be brought before the meeting, the shareholder’s name and address, the number and class of shares the shareholder holds, and any material interest the shareholder has in that business.

Shareholder Nominations for Election of Directors

The Nominating and Corporate Governance Committee recommends nominees to the Board of Directors for election as directors at the annual meeting. That committee will consider nominations submitted by shareholders of record for our 2011 Annual Shareholders’ Meeting and received by the Company’s Secretary by February 21, 2011. Nominations must include the information required under “Proxy Statement Proposals” above as well as the nominee’s name and address, a representation that the shareholder is a recordholder of the Company’s stock or holds the Company’s stock through a broker and intends to appear in person or by proxy at the 2011 Annual Meeting to nominate a person, information regarding the nominee that would be required to be included in the Company’s proxy statement, a description of any arrangement or understanding between the shareholder and that nominee, and the written consent of the nominee to serve as a director if elected.

Proxies

Your completed proxy card instructs David R. Gibson, the Company’s Executive Vice President and Chief Financial Officer, and Michael A. DiGregorio, the Company’s Executive Vice President, Secretary, and General Counsel, to vote as instructed the shares of our stock for which they receive proxies. In addition, your signed proxy card gives them direction to vote on any other matter properly brought before the Annual Meeting.

Solicitation of Proxies

The Company will pay its costs relating to the solicitation of proxies. We have retained Morrow and Co., LLC, 470 West Avenue, Stanford, CT 06902, to assist in soliciting proxies at an estimated cost of $7,000 plus reasonable expenses. Proxies may be solicited by officers, directors, and staff members of the Company personally, by mail, by telephone, or by other electronic means. The Company will also reimburse brokers, custodians, nominees, and fiduciaries for reasonable expenses in forwarding proxy materials to beneficial owners of our stock.

Secrecy in Voting

As a matter of policy, we hold confidential proxies, ballots, and voting tabulations that identify individual shareholders. These documents are available for examination only by Wells Fargo Bank, N.A., our tabulation agents. The identity of the vote of any shareholder is not disclosed except as may be necessary to meet legal requirements.

Board of Directors
Governance of the Company

Summary of Corporate Governance Principles

This summary of the Company’s corporate governance principles describes certain of our Board’s corporate governance practices. These practices assist our Board in carrying out its responsibilities effectively. The Board reviews these Guidelines periodically and may modify them as appropriate.

The Board

          Responsibility

The Board has responsibility for broad corporate policy and overall performance of the Company through oversight of management to enhance the Company’s long-term value for our shareholders.

          Role

In addition to the general oversight of management and the Company’s business performance, the Board provides input and perspective in evaluating alternative strategic initiatives; reviews and, where appropriate, approves fundamental financial and business strategies and major corporate actions; ensures processes are in place to maintain the integrity of the executive management team; evaluates our executive management team; assists in succession planning for key executive positions; and monitors our risk management processes. See “Board of Directors’ Role in Risk Oversight.”

          Duties

Our directors are expected to expend sufficient time, energy, and attention to assure diligent performance of their responsibilities. Directors will attend meetings of the Board and its committees on which they serve, review materials distributed in advance of the meetings, and make themselves available for periodic updates and briefings with management.

          Leadership

The positions of Chairman of the Board and Chief Executive Officer are held by Mr. Cecala. The chair of the Nominating and Corporate Governance serves as our lead director. We believe this Board leadership structure is appropriate for our Company, in that the combined role of Chairman of the Board and Chief Executive Officer promotes unified leadership and direction for our Company, allowing for a single, clear focus for management to execute the Company’s strategy and business plan.

Several factors ensure that we have a strong and independent Board. All directors, with the exception of Mr. Cecala and our President, Mr. Harra, are independent as defined under the New York Stock Exchange’s listing standards, and all committees of our Board are composed entirely of independent directors. In addition, the Nominating and Corporate Governance Committee and our Board have assembled a Board comprised of talented and dedicated directors with a wide range of expertise and skills. The Board regularly meets in executive session without management present. The lead director presides at these meetings and provides the Board’s guidance and feedback to Mr. Cecala. Further, the Board has complete access to our Company’s management team.

Finally, Mr. Cecala prepares the initial draft of the agenda for Board meetings. These are provided to the directors at least one month prior to the Board meeting, and directors are encouraged to suggest items for inclusion on the agenda and may raise subjects not specifically on it.

          Independence

The Nominating and Corporate Governance Committee as well as the Board at least annually review relationships that directors have with the Company to determine whether there are any material relationships that would preclude a director from being independent. A candidate is not independent if:

•	The director or any member of his or her immediate family is a current or past executive officer of the Company;

•	(a) The director is a current employee of the independent registered public accounting firm of the Company; (b) the director or any member of his or her immediate family is a current partner of that firm; (c) any immediate family member of the director is a current employee of that firm and personally worked on the Company’s audit; or (d) the director or an immediate family member was within the last three years a partner or employee of that firm and personally worked on the Company’s audit within that time;

•	The director has served as a consultant to the Company within the last three years;

•	Any of the Company’s executive officers has served on the Compensation Committee of the company by which the director is employed within the last three years;

•	Loans to the director and his or her affiliates exceed fifty percent (50%) of the loan-to-one borrower limit of Wilmington Trust Company, the Company’s principal banking subsidiary (“WTC”);

•	The director or any member of his or her immediate family received more than $120,000 in direct compensation, other than directors’ fees, from the Company within any of the last three years;

•	The Company’s total payments to or from a firm that employs the director or for which his or her immediate family member is an executive officer exceeded the greater of $1 million or 1% of the firm’s gross revenues within any of the last three years; or

•	The Company’s contributions to a charitable organization that employs the director exceeded $200,000 within any of the last three years.

These standards are consistent with the listing standards of the New York Stock Exchange, the stock exchange on which our shares trade. Under these standards, Mss. Burger, Krug, Rollins, and Whiting and Messrs. Elliott, Foley, Freeh, Mears, Mobley, Sockwell, and Tunnell are independent. In reaching this determination, the Nominating and Corporate Governance Committee considered the services the Corporation provides for subsidiaries of ITT Corporation, of which Mr. Foley is Senior Vice President. The Corporation received less than $100,000 for these services in 2009. Accordingly, all of the members of the Audit, Compensation, and Nominating and Corporate Governance Committees are independent.

We post these independence standards on our Web site at www.wilmingtontrust.com under “Investor Relations — Corporate Governance.”

In addition, no member of the Audit, Compensation, or Nominating and Corporate Governance Committee or his or her immediate family has received any consulting, advisory, or other compensatory fee, other than directors’ fees, from the Company in its most recent fiscal year.

          Qualifications

Directors are selected for their integrity and character, sound, independent judgment, breadth of experience, insight and knowledge, and business acumen. Leadership skills, business experience, and diversity are among the relevant criteria, which may vary over time depending on the Board’s needs. The Nominating and Corporate Governance Committee considers candidates with these qualifications for recommendation to the full Board for approval.

Our directors have diverse business and professional backgrounds, and we seek to foster this diversity in considering candidates for director. We also value gender and racial diversity among our Board members. Four of our current Board members are women and two are African American.

Our Board does not limit the number of other public company boards on which a director may serve.

In general, no director may stand for reelection to the Board after reaching age 69. The Board may in unusual circumstances ask a director to stand for reelection after the prescribed retirement date. A staff member director who has served as the Chief Executive Officer retires from the Board when retiring from employment with the Company.

          Orientation and Continuing Education

New directors are provided orientation materials and an orientation process to become familiar with the Company and its strategic plans and businesses, significant financial matters, core values and ethics, compliance programs, corporate governance practices, and other key policies and practices, through a review of a variety of printed materials and meetings with senior executives. On a periodic basis, the Board is provided with continuing education relevant to its duties and responsibilities.

          Compensation

The Board believes that compensation for outside directors should be competitive. Our common stock is a key component, with payment of a portion of director compensation in the form of our stock and/or phantom stock units. Directors also receive stock options from the Company from time to time. The Compensation Committee reviews the level and form of director compensation periodically and, if appropriate, proposes changes for the Board’s consideration. See “Director Compensation in 2009.”

          Attendance at Annual Shareholders’ Meeting

All of our directors attended last year’s annual shareholders’ meeting.

          Annual Self-Evaluation

The Board and each of the Audit, Compensation, and Nominating and Corporate Governance Committees make an annual self-evaluation of its performance, with a particular focus on overall effectiveness.

          Access to Management and Advisors

Directors have access to the Company’s management, and are encouraged to visit the Company’s facilities. The Board and its committees may retain outside legal, financial, or other advisors.

          Interaction with the Investment Community, Media, and Others

The Board believes that management generally should speak for the Company and recommends that directors refer inquiries to the Company.

Board Meetings

          Selection of Agenda Items

See “Leadership” above.

          Attendance of Senior Executives

The Board welcomes regular attendance of the Company’s senior executives at Board meetings to participate in discussions. Presentation of matters to be considered by the Board are generally made by the responsible executives and their staff.

          Executive Sessions

Board meetings regularly include an executive session of all non-management directors. The chair of the Nominating and Corporate Governance Committee leads these executive sessions. Interested parties may communicate directly with the chair of the Nominating and Corporate Governance Committee as well as the Company’s other independent directors at www.ethicspoint.com.® All such communications are provided to the Company’s General Counsel and the chair of the Audit Committee; those addressed to individual directors or the Board generally will be provided directly to those directors, and those involving human resources-related issues also are provided to the Company’s senior management.

Leadership Assessment

          Succession Planning

The Board has responsibility for selecting the Chief Executive Officer and assisting in planning for succession of members of the Company’s executive management team. To assist the Board, the Chief Executive Officer periodically provides the Board with an assessment of certain of the Company’s senior executives and their potential to succeed to the position of Chief Executive Officer. The Chief Executive Officer also provides the Board with an assessment of potential successors to other key positions within the Company.

          Evaluation and Compensation of the Chief Executive Officer

Through an annual process, outside directors evaluate the Chief Executive Officer’s performance and the Compensation Committee sets his compensation.

          Stock Ownership Guidelines

Each of our directors is required to own 4,000 shares of our stock, and each of our senior officers is required to own a number of shares of our stock with a value equal to a multiple of his or her base salary, depending on the officer’s level, within four years after first becoming a director or senior officer. These Stock Ownership Guidelines are posted on our Web site at www.wilmingtontrust.com under “Investor Relations — Corporate Governance.”

          Code of Conduct and Ethics

The Company has adopted a Code of Conduct and Ethics for all of its directors and staff members, including its executive officers. This Code is posted on our Web site at www.wilmingtontrust.com under “Investor Relations — About Us — Guiding Principles” and is available in print to any shareholder who requests it. The Company will post changes to and waivers of any provisions of the Code of Conduct and Ethics applicable to the directors and executive officers on its Website promptly.

The full text of our corporate governance principles is posted on our Web site at www.wilmingtontrust.com under “Investor Relations — Corporate Governance,” and is available in print to any shareholder who requests it.

Committees of the Board

Audit Committee	Responsibilities include:

• Monitoring the quality and integrity of the Company’s accounting policies, financial statements, disclosure practices, and compliance with legal and regulatory requirements

• Overseeing the independence and performance of the Company’s internal auditor and independent registered public accounting firm

• Reviewing reports of governmental agencies

• Preparing a report on audit matters and recommending that that report be filed with the Securities and Exchange Commission (the “SEC”)

All members of the Audit Committee are independent directors.
See the Audit Committee Report on page 12.

Compensation Committee	Responsibilities include:

• Overseeing our compensation philosophy

• Reviewing, evaluating, and setting compensation of and benefits provided to our executive officers and reporting to the Board of Directors concerning its evaluation

• Retaining sole authority to hire and terminate compensation consultants

• Providing counsel and making recommendations to the Chairman of the Board and the full Board of Directors with respect to the performance of the Chairman of the Board and Chief Executive Officer

• Administering the Company’s Executive Incentive Plan, stock purchase and stock option plans, and the Directors’ Deferred Fee Plan

• Advising on compensation generally, including salaries and employee benefits

• Recommending compensation to be paid to Wilmington Trust’s directors

• Preparing a report on executive compensation matters and recommending to the Board of Directors that that report be filed with the SEC

• Reviewing our incentive compensation arrangements periodically to ensure that they do not subject the Company to unnecessary or excessive risk or result in inappropriate awards

• Preparing a certification regarding the relationship between the incentive compensation programs for the Company’s staff members and its risk policies and procedures to be included in the Company’s proxy statement

All members of the Compensation Committee are independent directors. See the Compensation Committee Report beginning on pages 24 and 25.

Nominating and Corporate Governance Committee	Responsibilities include:

• Recommending candidates for membership on the Board of Directors and its committees

• Overseeing matters of corporate governance

• Addressing significant shareholder relations issues

All members of the Nominating and Corporate Governance Committee are independent directors.

Each of these committees has adopted a charter that is posted on our Web site at www.wilmingtontrust.com under “Investor Relations — Corporate Governance,” and is available in print to any shareholder who requests it. Our Board of Directors appoints each committee’s members and reviews and approves each committee’s charter and any amendments to that charter. Each committee selects its own chairperson.

Committee Membership

The following chart provides information about Board committee membership and the number of meetings that each committee held in 2009.

NOMINATING AND
CORPORATE
NAME	AUDIT		COMPENSATION		GOVERNANCE

Carolyn S. Burger	X
Ted T. Cecala
R. Keith Elliott			X	*	X
Donald E. Foley	X	*	X
Louis J. Freeh			X
Robert V. A. Harra Jr.
Gailen Krug	X	**	X	**	X	*
Rex L. Mears					X
Stacey J. Mobley	X		X
Michele M. Rollins	X				X
Oliver R. Sockwell	X
Robert W. Tunnell Jr.					X
Susan D. Whiting			X
Number of meetings in 2009	9		9		6

*  Chairperson

**  Committee member through April 2009, when the Board’s committees were reappointed.

Directors fulfill their responsibilities not only by attending Board and committee meetings, but also by communicating with the Chairman of the Board and Chief Executive Officer and other members of management relative to matters of mutual interest and concern to the Company. In 2009, 12 meetings of the Board of Directors were held. Each incumbent director other than Mr. Tunnell attended at least 75% of the meetings of the Board and its committees on which he or she served in 2009.

Board of Directors’ Role in Risk Oversight

Our Board of Directors oversees the Company’s risk management, satisfying itself that our risk management practices are consistent with our corporate strategy and are functioning appropriately. While a degree of risk is inherent in any business activity, the Board strives to ensure that risk management is incorporated into the Company’s culture, and to foster risk-aware and risk-adjusted decision-making throughout the organization. Our risk management processes bring to the Board’s attention our most material risks, and permit the Board to understand and evaluate how those risks interrelate and how management addresses them.

Our Board performs its risk oversight function in several ways. The Board establishes standards for risk management by approving policies that address and mitigate the Company’s most material risks. These include policies addressing credit risk, interest rate risk, capital risk, and liquidity risk, as well as Bank Secrecy Act/Anti-Money Laundering compliance. The Board also monitors, reviews, and reacts to our risks through various reports presented by management, internal and external auditors, and regulatory examiners.

The Board conducts certain risk oversight activities through its committees with direct oversight over specific functional areas. Our Audit Committee’s risk oversight functions include:

•	Approving the independent auditor and its annual audit plan, as well as our internal Audit Services Department’s annual plan.

•	Receiving periodic reports from our independent auditor and our Audit Services Department, as well as third-party reports of our interest rate risk management.

•	Reviewing reports that address risks related to our Regional Banking, Client Services, Wealth Advisory Services, Commercial Lending, and Corporate Client Services business lines, as well as Information Technology, Security, and fraud prevention. These reports examine market, operational, technology, compliance, and financial risks for each area and associated mitigating actions; risk monitoring practices; and any modifications or enhancements to the risk program in the area.

•	Reviewing our corporate insurance program annually.

Our Audit Committee oversees our compliance risk in a variety of ways, including reviewing and approving our Corporate Compliance and Information Security programs annually, and reviewing reports of our compliance with the Sarbanes-Oxley Act, regulatory examination reports, and Ethicspoint reports. In addition, the head of our Audit Services Department and the senior staff member responsible for the day-to-day management of the Company’s credit risk both report directly to the Audit Committee.

Our Compensation Committee most closely monitors the risks to which our compensation policies and practices could subject us. In performing these functions, the Committee considers input from the Company’s compensation specialists, senior risk officer, and outside compensation consultants. In 2009, the Committee reviewed the incentive plans of the Corporation and its wholly-owned subsidiaries to determine whether those plans subject us to unnecessary or excessive risk or motivate staff members to manipulate the Corporation’s earnings. The Committee engaged the consulting firm of Mercer to assist in this process. In conducting its review, the Committee considered the governance structure of each plan; whether the plan includes a cap or maximum on each participant’s bonus opportunity; whether Wilmington Trust retains discretion in making the bonus award; the performance metrics for the plan; whether payouts under the plan are linked to overall corporate goals; the timing of prospective payments under the plan; whether the plan provides for ‘clawback’ of awards; the contribution of the plan awards to participants’ overall pay mix; and risk-mitigating factors for the plan. As a result of that evaluation and an analysis of how the plans operate in practice, the Committee concluded that our incentive plans do not subject the Corporation to unnecessary or excessive risk or motivate staff members to manipulate the Corporation’s earnings. See “Compensation Committee Report.” For the reasons described in that report, our incentive plans are not reasonably likely to have a material adverse effect on our Company.

Our Nominating and Corporate Governance Committee’s role in risk oversight includes recommending director candidates with appropriate experience and temperament who will set the proper tone for the Company’s risk profile and provide competent oversight over our material risks.

Our Board does not have a separate risk committee, but instead believes that the entire Board is responsible for overseeing the Company’s risk management. The Board helps ensure that management is properly focused on risk by, among other things, reviewing and discussing the performance of senior management and business line leaders and conducting succession planning for key leadership positions at the Company. In addition to regular reports from each of the Board’s committees, our Board receives regular reports from the Company’s management on the Company’s most material risks and the degree of its exposure to those risks, as well as presentations on those risks at Board meetings quarterly. These include reports on the Company’s credit risk, interest rate risk, capital risk, liquidity risk, and contingency planning. As a tool to help provide oversight over the Company’s market and strategic risks, the Board also reviews business and strategic plans for each business line and the Company as a whole.

Audit Matters

Audit Committee Report.

The Audit Committee provides the following report with respect to the Company’s audited financial statements for the fiscal year ended December 31, 2009:

•	The Audit Committee has reviewed and discussed with management the Company’s fiscal 2008 audited financial statements;

•	The Audit Committee has discussed with the Company’s independent registered public accounting firm, KPMG LLP, the matters required to be discussed by Statement on Auditing Standard No. 114 and Staff Accounting Bulletin No. 99;

•	The Audit Committee has received the written disclosures and letter from KPMG required by Independence Standards Board No. 1, relating to the auditors’ independence from the Company and its related entities, and has discussed with the auditors their independence from the Company; and

•	Based on the review and discussions referred to above, the Audit Committee has recommended to the Board of Directors that the fiscal 2009 audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

Submitted by the Audit Committee of the Company’s Board of Directors:

Carolyn S. Burger
Donald E. Foley, Chair
Stacey J. Mobley
Michele M. Rollins
Oliver R. Sockwell

All of the Committee’s members are independent of the Company and are financially literate, and at least one member of the Committee has financial management expertise. In addition, the Company’s Board of Directors has determined that Mr. Foley qualifies as an audit committee financial expert for purposes of the SEC’s rules. However, as those rules provide, Mr. Foley is not thereby deemed to be an “expert” for any purpose under the securities laws or has any duty, obligation, or liability greater than the duties, obligations, and liabilities he would have as a member of the Audit Committee and the Board of Directors in the absence of that designation. In addition, the designation of Mr. Foley as an audit committee financial expert does not affect the duties, obligations, or liabilities of any other member of the Audit Committee or the Board of Directors.

While the Audit Committee oversees the Company’s financial reporting process for the Board of Directors consistent with that Committee’s charter, the Company’s management has primary responsibility for this process and for the preparation of the Company’s consolidated financial statements in accordance with U.S. generally accepted accounting principles. The responsibility for the completeness and accuracy of the Company’s financial statements rests with its management. In addition, our independent registered public accounting firm and not the Audit Committee is responsible for auditing those financial statements. None of the Committee’s members is a certified public accountant, and each member of the Committee is entitled to rely on the integrity of persons and organizations within and outside the Company from which he or she receives information and the accuracy of the financial and other information provided to the Committee.

The Audit Committee or the Chair of the Audit Committee pre-approves audit, review, and attest engagements and permissible non-audit services the Company’s independent registered public accounting firm provides, or those services are performed in accordance with pre-approval policies and procedures the Audit Committee has established. The Company’s policies with respect to the approval and pre-approval of services the independent registered public accounting firm provides are reflected in the Independent Registered Public Accounting Firm Services Policy the Audit Committee has adopted and which is attached to this proxy statement as part of Exhibit A.

Audit, Audit-Related, Tax, and All Other Fees

The following table sets forth the aggregate fees for professional services rendered by KPMG to the Company for calendar years 2009 and 2008.

	2009		2008

Audit Fees(1)		$2,367,400	$3,489,921
Audit-Related(2)		$280,090	$316,671
Tax Fees(3)		$133,082	$114,594
All other fees	$		$—

		$2,780,572	$3,921,186

(1)	These are fees paid for professional services rendered for the audit of the Company’s annual consolidated financial statements and internal controls, for the reviews of the consolidated financial statements included in the Company’s quarterly reports on Form 10-Q, and for services normally provided in connection with statutory or regulatory filings or engagements.

(2)	These are fees paid for assurance and related services and consisted principally of: audits of financial statements of employee benefit plans, common trust funds, and the Company’s broker-dealer and other subsidiaries.

(3)	These are fees paid for professional services rendered for tax advice and consulting and tax preparation work for the Company’s subsidiaries.

The Audit Committee has considered whether the provision of the foregoing audit, audit-related, and tax services is compatible with maintaining KPMG’s independence, and believes that it is.

Independence and Audit Committee Charter.

Each member of the Audit Committee is “independent” under the definition of independence contained in the New York Stock Exchange’s current listing standards. The Board of Directors has adopted a written Audit Committee Charter.

PROPOSALS YOU MAY VOTE ON
PROPOSAL ONE — ELECTION OF DIRECTORS

There are three nominees in the Company’s Class of 2013 for election as directors this year. Detailed information on each is provided below. Each class of directors is elected for a three-year term. If any director is unable to stand for re-election, your Board may reduce its size or designate a substitute. If a substitute is designated, proxies voting on the original director candidate will be cast for the substituted candidate. There are fewer nominees for director than the number of directors fixed by resolution of the Board. Our Nominating and Corporate Governance Committee regularly considers potential future candidates for director. Proxies cannot be voted for a greater number of directors than the number of nominees named.

Your Board unanimously recommends a vote FOR each of these directors.

Nominee Biographies
Class of 2013
Voting is for this Class

R. Keith Elliott, Age 67
Director since 1997

Mr. Elliott is retired Chairman and Chief Executive Officer of Hercules Incorporated. From 1991 through April 2000, he served that company as Chairman and Chief Executive Officer, President and Chief Executive Officer, President and Chief Operating Officer, and Executive Vice President and Chief Financial Officer. He has been the lead director of Checkpoint Systems, Inc. since 2004 and a director of that company since 2000, and is a director of The Institute for Defense Analyses. He previously also served as director of Alliant Techsystems, Inc., Computer Task Group, Inc., QSGI, Inc., Engelhard Corporation, and Peco Energy. He is chair of our Compensation Committee and a member of the Nominating and Corporate Governance Committee, and previously served as chair of our Audit Committee. He also has served as Chairman of the Board of Checkpoint Systems and Alliant Techsystems, Chair of the Audit Committees of Checkpoint Systems and QSGI, Inc. and a member of the Audit Committee of Peco Energy and Computer Task Group, Chair of the Compensation Committee of QSGI, Inc., Chair of the Finance Committee of Peco Energy and a member of the Compensation Committee of Checkpoint Systems, and a member of the Nominating and Corporate Governance committee of Checkpoint Systems.

Gailen Krug, Age 55
Director since 2004

Ms. Krug is retired Chief Investment Officer and Vice President of Waycrosse, Inc., a private investment company that oversees two globally diversified portfolios of financial assets. She served as an equity analyst, portfolio manager, and chief investment officer for more than 25 years. She is chair of our Company’s Nominating and Corporate Governance Committee and has served on our Audit Committee. She also has served as a director of private companies and as a director/trustee of several non-profit boards.

Michele M. Rollins, Age 64
Director since 2007

Ms. Rollins has served as Chairman of Rollins Jamaica, Ltd., the holding company of Rose Hall, Ltd. (“Rose Hall”), since 2000. Rose Hall owns a variety of hotel, retail, and housing developments and golf courses in Jamaica. Ms. Rollins previously served as Associate Counsel and Corporate Secretary of Sun Company and as an attorney with the Department of the Interior, the Federal Energy Office, the Environmental Protection Agency, the Department of Justice, and the SEC.

Stacey J. Mobley and Oliver R. Sockwell will not stand for re-election.

The following individuals currently serve as directors in the two other classes. Their terms will end at the annual shareholders’ meetings in 2011 and 2012, respectively.

Class of 2011 — One Year Term Remaining
This Class was Elected at the 2008 Annual Shareholders’ Meeting

Carolyn S. Burger, Age 69
Director since 1991

Ms. Burger was a principal in CB Associates, Inc., a consulting firm specializing in legislation, technology deployment for senior executives, and executive coaching, from 1996 through 2002. She served as President and Chief Executive Officer of Bell Atlantic — Delaware, Inc. from 1991 to 1996. She is a member of our Company’s Audit Committee and served as its chair from 2001 to 2004. She previously served as a member and chair of our Nominating and Corporate Governance Committee and a member of our Compensation Committee.

Ms. Burger previously served as director of Bell Atlantic-Delaware, Inc., PJM Interconnection, L.L.C., including as chair of its Compensation Committee and a member of its Audit Committee, GDE Systems, Inc. Betz Dearborn, Inc., and Rodel, Inc. She also serves on numerous non-profit boards.

Robert V.A. Harra Jr., Age 61
Director since 1996

Mr. Harra has served as a director, President, and Chief Operating Officer of our Company since 1996. He has been employed in numerous capacities with the Company since 1971. He also serves as a director of AAA MidAtlantic, and serves on numerous non-profit boards.

Rex L. Mears, Age 68
Director since 1992

Mr. Mears has served as President of Ray S. Mears and Sons, Inc., a farming corporation, since 1967. He serves on the Company’s Nominating and Corporate Governance Committee, and has served as that Committee’s chair. He also has served on the Company’s Audit and Compensation Committees. He previously served on the Board of Directors of Sussex Trust Company and on various committees of that Board, as well as on the Board of Nanticoke Memorial Hospital, including as that Board’s chair.

Robert W. Tunnell Jr., Age 55
Director since 1992

Mr. Tunnell became managing partner of Tunnell Companies LP, an owner and developer of real estate, in 1981. He also is a majority owner of several other private companies and a certified public accountant. He is a member of our Nominating and Corporate Governance Committee, and previously served on our Audit Committee.

Susan D. Whiting, Age 53
Director since 2005

Ms. Whiting has served as Executive Vice President of The Nielsen Company and Chairman of Nielsen Media Research, Inc. since 2007. She previously served as President of Nielsen Media Research, Inc. from 2001 to 2006 and as Chief Executive Officer of that company from 2002 to 2006. She is a member of our Compensation Committee, and previously served on our Nominating and Corporate Governance Committee. She also serves on the Board of Directors of Dennison University.

Class of 2012 — Two-Year Term Remaining
This Class was Elected at the 2009 Annual Shareholders’ Meeting

Ted T. Cecala, Age 61
Director since 1996

Mr. Cecala became a director, Chairman of the Board, and Chief Executive Officer of the Company and WTC in 1996. He also serves as a member of the Board of Managers of each of Cramer Rosenthal McGlynn, LLC and Roxbury Capital Management, LLC, a member of the Board of Trustees of WT Mutual Fund, and a member of the Board of Directors of the Federal Reserve Bank of Philadelphia. He has been employed in the banking industry for more than 38 years, including more than 30 years in various positions with the Company.

Donald E. Foley, Age 58
Director since 2006

Mr. Foley has been Senior Vice President and Treasurer at ITT Corporation, a diversified manufacturer of electrical, defense, fluid technologies, and other industrial products, since 2003, and served as Director of Taxes until 2008. He previously served as Vice President, Treasurer, and Director of Taxes of that company since 2000. He previously held executive positions in accounting, financial analysis, corporate finance, mergers and acquisitions, international finance, and pension and risk management with three other Fortune 300 companies. He also serves on non-profit boards and as an advisory board member of an investment bank.

Louis J. Freeh, Age 60
Director since 2009

Mr. Freeh founded the law firm and corporate consulting group of Freeh Sporkin & Sullivan LLP, where he has practiced since 2006. He previously served as Vice Chairman, General Counsel, and Corporate Secretary and Ethics Officer of MBNA America Bank from 2001 until its acquisition by Bank of America in 2006, Director of the Federal Bureau of Investigation, United States District Judge for the Southern District of New York, Assistant United States Attorney for the Southern District of New York, and FBI Special Agent. He is a member of the Board of Directors of Bristol-Meyers Squibb Company, where he serves as chair of the Corporate Governance Committee and has served on the Audit Committee. He also served as a director of the Federal National Mortgage Association from 2007 to 2008 and a director of L-1 Identity Solutions, Inc. from 2006 to 2007.

Executive Officers Who Are Not Directors

The following contains information about the Company’s executive officers who are not directors.

Michael A. DiGregorio, Age 63
Executive officer since 2003

Mr. DiGregorio became an Executive Vice President of the Company and of WTC in 2009, and has served as Secretary and General Counsel of the Company and WTC since 2003. He also served as Senior Vice President of the Company and WTC from 2003 to 2006.

William J. Farrell II, Age 52
Executive officer since 2005

Mr. Farrell became an Executive Vice President of the Company and WTC in 2002. In 2005, he assumed oversight of WTC’s Corporate Client Services Department.

David R. Gibson, Age 53
Executive officer since 1992

Mr. Gibson became an Executive Vice President and Chief Financial Officer of the Company and of WTC in 2002.

Mark A. Graham, Age 48
Executive officer since January 2008

Mr. Graham became an Executive Vice President of the Company in January 2008. He previously served as President — Mid Atlantic for Wilmington Trust FSB from 2007 to 2008 and as President of Wilmington Trust of Pennsylvania from 2001 to 2007.

Kevyn N. Rakowski, Age 56
Executive officer since 2006

Ms. Rakowski became a Senior Vice President and Controller of the Company in 2006. She previously served as Vice President and Controller of Marlin Leasing Corporation from June 2004 to April 2006 and as Director of Accounting and Reporting for Infrasource, Inc. from 2000 to 2004.

Ownership of Wilmington Trust Stock

The following table includes shares in the Company beneficially owned by each director and nominee, each executive officer named in the Summary Compensation Table on page 27, and by all directors and executive officers as a group as of January 31, 2010.

Under the SEC’s rules, “beneficial ownership” includes shares for which an individual, directly or indirectly, has or shares voting or investment power, whether or not the shares are held for the individual’s benefit.

Name of							Phantom
Beneficial	Amount and Nature of Beneficial					Percent of	Stock	Restricted Stock
Owner	Ownership				Total	Class	Units(9)	Units(10)
	(Number of		Voting and/or
	Shares)		Investment	Right to
	Direct(1)		Power(6)	Acquire(8)

C. S. Burger	8,214		—	31,000	39,124	*
T. T. Cecala	441,456		—	710,000	1,151,456	1.66%
R. K. Elliott	5,759		—	31,000	36,759	*	3,414	3509
W. J. Farrell	54,332	(2)	—	205,000	259,332	*
D. E. Foley	—		—	3,500	3,500	*	5,882	4,770
L.J. Freeh	—		—	—	—	—
D. R. Gibson	60,321	(3)	101	175,000	235,422	*
M.A. Graham	37,184		10,857	85,590	133,631	*
R.V.A. Harra Jr.	363,467	(4)	1,756	320,000	685,223	*
G. Krug	1,621		500	11,500	13,621	*		3,909
R. L. Mears	2,913		12,345	31,000	46,258	*
S. J. Mobley	5,672		—	31,000	36,672	*	8,395	5,588
M. M. Rollins	11,636		—	—	11,636	*
O. R. Sockwell	4,000		—	—	4,000	*		1,754
R. W. Tunnell Jr.	83,439	(5)	341,808 (7)	31,000	456,247	*
S. D. Whiting	1,497		—	7,500	8,997	*		3,433
Directors, Nominees, and Executive Officers as a Group (17 persons)	1,108,298		367,366	1,744,090	3,219,754	4.64%

(1) This column includes stock held by directors and executive officers or certain members of their immediate families.

(2) Twenty thousand two hundred eighty-nine of these shares are pledged.

(3) Twenty thousand six hundred seventy-eight of these shares are pledged.

(4) One hundred forty-one thousand one hundred twenty-one of these shares are pledged.

(5) Seventy-one thousand nine hundred forty-five of these shares are pledged.

(6) This column includes stock for which directors or executive officers are deemed to have sole or shared voting power.

(7) Two hundred sixty-seven thousand five hundred forty-three of these shares are pledged.

(8) This column includes shares which directors or executive officers have the right to acquire within 60 days after December 31, 2009.

(9) These phantom stock units were acquired in lieu of directors’ fees. Their value is based on the market price of our common stock, together with dividend equivalents on that stock. The units can be redeemed only for cash following termination of the individual’s service as a director, and do not have voting rights.

(10) These restricted stock units were acquired in lieu of stock which the director was entitled to receive for his annual retainer. They earn dividend equivalents, and can be redeemed only for stock following termination of the individual’s service as a director.

* Less than 1%

In Schedule 13Gs filed with the Securities and Exchange Commission, BlackRock, Inc. (“BlackRock”), T. Rowe Price Associates, Inc. (“T. Rowe Price”), and FMR LLC (“FMR”) reported that, as of December 31, 2009, they held shares of our common stock as follows:

Title of	Name and address of	Amount and nature of		Percent
class	beneficial owner	beneficial ownership		of class

Common	BlackRock, Inc. 55 East 52nd Street New York, NY 10055	3,556,401	(1)	5.1%
Common	T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	3,810,175	(2)	5.4%
Common	FMR LLC 82 Devonshire Street Boston, MA 02109	6,497,200	(3)	9.4%

(1)	The Schedule 13G reflects that BlackRock has sole voting power with respect to all 3,556,401 of these shares.

(2)	The Schedule 13G reflects that T. Rowe Price has sole voting power with respect to 509,000 of these shares and sole dispositive power with respect to all 3,810,175 of these shares.

(3)	The Schedule 13G reflects that FMR has sole dispositive power with respect to all of these shares, but does not have sole voting power with respect to any of these shares.

Compensation Discussion and Analysis

Overview

Our overall corporate strategies are to invest in businesses that have the most potential for long-term growth or high operating profit margins, be the market leader in each of our businesses, and increase profitability without compromising our overall risk profile.

We describe our current compensation program below. This description includes limitations on our compensation programs under the United States Department of the Treasury’s (the “Treasury’s”) Capital Purchase Program (the “CPP”), some of which affected compensation awarded in 2010 for performance in 2009.

General

Total Compensation Philosophy

To accomplish our strategies, we award compensation to executive officers to help assure that we attract, motivate, and retain qualified executives and provide them the opportunity to be rewarded for superior performance. The objectives for our compensation practices include:

•	Offering a total compensation program that is competitive with the compensation practices of those peer companies with which we compete for talent;

•	Putting a portion of executive compensation at risk based upon the achievement of pre-established corporate and individual objectives;

•	Aligning the interests of our executive officers with those of our shareholders; and

•	Providing incentives that promote retention of our executive officers.

Compensation awarded to our executive officers for 2009 reflected the continued downturn in the economy in general and results for the financial services industry in particular.

We believe our total compensation philosophy best serves to further our overall corporate objectives and rewards our executive officers appropriately.

Elements of Compensation

We seek to attract executive talent and motivate and retain executive officers by offering a balanced mix of pay that incorporates the following key components:

•	An annual base salary and a potential bonus, which is based on corporate financial and individual performance factors;

•	Longer-term awards and benefits, which are intended to retain executive officers and align their compensation with our shareholders’ interests; and

•	Certain other benefits.

On December 12, 2008, we entered into agreements (the “Agreements”) with the U.S. Treasury pursuant to the CPP. Under the Agreements, we received a total purchase price of $330,000,000 and issued to the U.S. Treasury 330,000 shares of our fixed-rate perpetual preferred stock and a warrant (the “Warrant”) to purchase up to 1,856,714 shares of our common stock. Until the CPP funds are repaid, we cannot deduct compensation awarded to any Named Executive Officer identified below in excess of $500,000 annually.

In addition, under the CPP:

•	We must prohibit the payment or accrual of any bonus payments to our Named Executive Officers and 10 next most highly-compensated employees (“MHCEs”), except for (a) restricted stock that does not begin to vest until the funds we received in the CPP are at least 25% repaid, must in general be forfeited if the individual does not continue performing services for us for two years following the grant, and which is not more than one-third of the individual’s annual compensation or (b) bonus payments required to be paid pursuant to written employment agreements executed on or before February 11, 2009;

•	We cannot make any “golden parachute payments” to our Named Executive Officers or the next five MHCEs;

•	We must ensure that any bonus payments to our Named Executive Officers and the next 20 MHCEs that are based on statements of earnings, revenues, gains, or other criteria that are later found to be materially inaccurate are subject to recovery;

•	We must make annual disclosures to the U.S. Treasury of, among other information, perquisites whose total value during the year exceeds $25,000 for any of the Named Executive Officers or 10 next MHCEs, a narrative description of the amount and nature of those perquisites, and a justification for offering them; and

•	We are prohibited from providing tax gross-ups to our Named Executive Officers and the 20 next MHCEs.

We historically have targeted total cash compensation at roughly an even split between an executive officer’s base salary and potential target cash bonus. However, as noted above, under the CPP we cannot provide our Named Executive Officers bonuses or incentives other than restricted stock that does not start to vest for at least two years after the award and after at least 25% of the CPP funds have been repaid. We do not target any specific relation between an executive’s cash and non-cash compensation.

Our executive compensation program focuses our executive officers on enhancing shareholder value through their successful long-term strategic management. We seek to do this by providing executive officers with ownership interests in our Company in the form of restricted stock. Since the ultimate value of the stock made available through these awards depends on our Company’s success, restricted stock provides executive officers continuing incentives to increase stockholder value after the award is granted. Restricted stock provides compensation to the executive if the Company’s stock maintains its value, and increased compensation if the value of the Company’s stock increases. We believe equity compensation awards help us achieve a balance between short- and long-

term performance and value objectives. In general, we are not permitted to award stock options to our executive officers until the CPP funds are repaid.

Our equity compensation awards are also structured to retain our executives. Restricted stock awards typically vest over three or four years after grant, thus facilitating retention of the executive officer.

Each of our executive officers is required to own a number of shares of our stock with a value equal to a multiple of four to six times his or her base salary, depending on the officer’s level, within four years after first becoming an executive officer. Other senior officers are required to own a number of shares of our stock with a value equal to three times their base salaries, while each of our directors is required to own 4,000 shares of our stock. The following table reflects the stock ownership requirements and stock ownership as of January 31, 2010, of our Named Executive Officers:

	Stock
	Ownership	Stock
Named Executive Officer	Requirement	Owned

Ted T. Cecala	114,290	441,456
David R. Gibson	28,960	60,321
Robert V.A. Harra Jr.	68,690	363,467
William J. Farrell II	30,760	54,332
Mark A. Graham	25,210	37,184

Each executive officer’s total compensation package further includes benefits under our broad-based pension plan and a supplemental executive retirement plan, as well as under change-in-control agreements. These benefits foster the retention and stability of our executive management team. The supplemental plan is designed in part to provide executive officers with benefits to which they would otherwise be entitled under the broad-based pension plan, but which are limited under the terms of that plan by legislative and regulatory restrictions. Benefits under the supplemental plan are not currently funded, generally vest over a period of 15 years, and may be terminated upon a termination for cause or for competing with Wilmington Trust following termination of employment.

In addition to our pension and supplemental retirement plans, we provide change-in-control severance benefits and protections under separate agreements into which we have entered with our executive and certain other officers. These change-in-control agreements require a “double trigger,” meaning that our executive officers are not eligible to receive any payments under the agreements unless there is both a change-in-control and, within two years of that change-in-control, an actual or constructive termination of the executive officer’s employment by the Company. We do not have written employment agreements with our executive officers.

Typically, early in each year, the Compensation Committee approves executive officers’ base salaries and performance factors for compensation, as well as any bonuses earned for the prior year. In reviewing the performance of the Company’s executive officers other than Mr. Cecala, the Compensation Committee considers his recommendations regarding the performance factors against which each executive officer other than himself should be evaluated, his views of their performance with respect to each element of compensation, and his views with respect to the amount of each element of compensation to be paid to each executive officer other than himself. Mr. Cecala attends the meetings of the Compensation Committee except when the Committee is determining his compensation or meeting in executive session. The Compensation Committee can modify a recommended amount at its discretion.

The Compensation Committee believes that the compensation awarded to Mr. Cecala is commensurate with the compensation awarded to our other Named Executive Officers, taking into consideration the level of his responsibilities as the Chairman of the Board and Chief Executive Officer of our company. The Compensation Committee’s goals in setting Mr. Cecala’s compensation are similar to its goals for compensation to our executive officers generally: to provide compensation that is competitive with the compensation practices of those peer companies with which we compete for talent; put a portion of compensation at risk; align his interests with those of our shareholders; and provide incentives that promote his retention.

Base Salaries and Bonuses

We determine base salaries and any bonuses for each executive officer by evaluating his or her responsibilities and performance. We also consider the competitive market for executive talent, with our Compensation Committee engaging a compensation consultant to conduct a market review of compensation paid to executives at comparable financial institutions every two years. In 2008, we engaged McLagan Partners, as compensation consultants, to compare the base salaries, cash compensation, long-term compensation, and total compensation we pay our senior officers to those paid to senior officers in comparable positions at institutions with comparable businesses identified as the Compensation Peer Group on Exhibit B to this proxy statement. The Compensation Peer Group includes companies with business lines similar to ours — including regional banking, corporate client services, and wealth management — as well as companies with similar asset bases that comprise our Performance Peer Group. Our Human Resources Department also monitors nationally published compensation surveys on a continuous basis, and would recommend review at an intermediate time if national trends indicated a need to reevaluate our competitive positioning.

We typically set executive officers’ base salaries and any bonuses at or near the median of base salaries and bonuses awarded at those institutions within the Compensation Peer Group. This is consistent with our Company’s practice in paying our staff members generally. We believe this target best enables us to attract and retain executive talent consistent with our shareholders’ interests. We typically adjust executive officers’ salaries and any bonuses annually to take into account our Company’s and the individual’s performance, as well as any changes in the executive officer’s responsibilities during the most recent year. We also consider the financial results of the business line or area over which the executive officer has responsibility and his or her leadership and contribution to our Company’s performance. In establishing bonuses in the form of restricted stock for certain of our Named Executive Officers for 2009 and compensation increases for 2010, the Compensation Committee considered the performance factors it had established previously for each executive officer and the CPP’s limitations on incentive compensation. The Compensation Committee considers the recommendations of Mr. Cecala in awarding any increases other than his.

Compensation awarded to our executive officers is based in part on a comparison of our performance against our business plan and the U.S.- based financial institutions with asset sizes ranging from one-half to twice our asset size at December 31, 2008 identified as our Performance Peer Group on Exhibit B to this proxy statement. We evaluate our performance (1) 25% based upon our average return on equity over the most recent three years against the average return on equity over that period of the Performance Peer Group, (2) 25% based upon our average return on assets over the most recent three years against the average return on assets over that period of the Performance Peer Group, (3) 25% based upon the growth in earnings per share over the most recent three years against the growth in earnings per share over that period of the Performance Peer Group, and (4) 25% based upon our net income against our business plan. For the three years ending with 2009, our average return on equity ranked us at the 40th percentile among the Performance Peer Group, our average return on assets ranked us at the 38th percentile among the Performance Peer Group, and the percentage growth in our earnings per share ranked us at the 48th percentile among the Performance Peer Group.

With respect to the relative performance metrics (the first three metrics identified in the preceding paragraph), target performance is achieved when each of our average return on equity, average return on assets, and the annual growth in earnings per share for the most recent three years is equal to or greater than the median average return on equity, average return on assets, and growth in earnings per share, for the most recent three years of the members of the Performance Peer Group. For the three years ending with 2009, the three-year median average return on equity was 5.69%, the three-year median average return on assets was 0.54%, and the three-year median earnings per share growth was a loss per share of 35.64%.

With respect to the absolute performance metric (the fourth metric identified in the second preceding paragraph), we compare the annual net income target established by the Board of Directors in our business plan, which was $124.1 million for 2009, with our actual results, which was a loss of $4.4 million for 2009. This difference was due primarily to writedowns taken in connection with other-than-temporary impairments of preferred stock of other financial institutions and a significantly increased provision for loan losses. When we do not reach or we exceed target performance for any metric, compensation to our executive officers may be reduced or increased.

The extraordinary developments in the economy generally and in the financial services industry and our Company in particular during 2009 impacted the Compensation Committee’s determinations with regard to changes to the Named Executive Officers’ compensation. In addition, the Committee considered that the Named Executive Officers did not receive any base salary increase in 2009 or cash bonus in 2009 and will not receive cash bonuses in 2010 as long as we are in the CPP, together with the Company’s objective to award total compensation to its executive officers that is competitive with that paid by institutions in the Compensation Peer Group.

The performance factors the Committee considered in establishing Mr. Cecala’s compensation included strengthening the Company’s capital and liquidity positions, controlling expenses, and continued development of the Company’s fee businesses.

The performance factors considered in establishing Mr. Gibson’s compensation included our Company’s balance sheet management, capital and liquidity management, assistance with acquisitions and divestitures, and tax management.

The performance factors the Committee considered in establishing Mr. Harra’s compensation included expanding the Company’s presence in Maryland and New Jersey, and increasing its deposit base.

The performance factors the Committee considered in establishing Mr. Farrell’s compensation included increasing sales of our Company’s Corporate Client Services business internationally, increasing sales of our investment management services, and integrating our retirement services business with the former AST Capital Trust Company.

The performance factors the Committee considered in establishing Mr. Graham’s compensation included refining the operational controls of our Wealth Advisory Services business, expanding the business through acquisitions or hiring, and improving the business line’s profitability.

We do not assign specific weightings to these separate performance factors in determining our executive officers’ compensation, and do not set any specific standards or parameters or any specific quantitative financial or other performance threshold that must be reached to generate a minimum or a maximum increase in salary or any bonus for any executive officer or any threshold, target, or maximum award for any executive officer. Instead, the Compensation Committee compares each executive officer’s performance against the totality of performance factors established for the executive officer at the beginning of the year, taking into account the recommendations of Mr. Cecala with respect to salaries and any bonuses other than his own.

The Committee reviewed Mr. Cecala’s performance in 2009 and considered how he helped strengthen our Company’s capital and liquidity positions, controlled the Company’s expenses, and facilitated the continued development of its fee businesses. Based on the Committee’s subjective evaluation of his and the Company’s performance, and the CPP’s requirements, the Committee increased Mr. Cecala’s base salary for 2010 by $252,000.

The Committee reviewed Mr. Gibson’s performance in 2009, noting in particular his contributions to our Company’s balance sheet management, capital and liquidity management, assistance with acquisitions and divestitures, and improvement in the Company’s tax management. Based on the Committee’s subjective evaluation of his and the Company’s performance, and the CPP’s requirements, the Committee awarded Mr. Gibson a bonus in the form of restricted stock of $200,000 for 2009 and increased his base salary for 2010 by $171,000.

The Committee reviewed Mr. Harra’s performance in 2009, noting in particular his contributions to expanding the Company’s presence in the Maryland and New Jersey market and increasing its deposit base. Based on the Committee’s subjective evaluation of his and the Company’s performance, and the CPP’s requirements, the Committee increased Mr. Harra’s base salary for 2010 by $50,000.

The Committee reviewed Mr. Farrell’s performance in 2009, noting in particular his contributions to the Company’s strategic objectives to increase sales of its Corporate Client Services business nationally and internationally, achieving record sales for the business in 2009, increase sales of our Company’s investment management and deposit services, and integrate our Company’s retirement services businesses. Based on the Committee’s subjective evaluation of his and the Company’s performance, and the CPP’s requirements, the Committee awarded Mr. Farrell a bonus in the form of restricted stock of $200,000 for 2009 and increased his base salary for 2010 by $286,000.

The Committee reviewed Mr. Graham’s performance in 2009, noting in particular his contributions in refining the operational controls in our Wealth Advisory Services business, expanding the business through new hires, working toward improving the business line’s profitability, pricing, and expense control, and his increased responsibility supervising the Company’s investment management function. Based on the Committee’s subjective evaluation of his and the Company’s performance, and the CPP’s requirements, the Committee awarded Mr. Graham a bonus in the form of restricted stock of $200,000 for 2009 and increased his base salary for 2010 by $302,000.

All such restricted stock awards will vest two years following the date of the award, but such vesting cannot start before at least 25% of the CPP funds are repaid. Since it is in the form of restricted stock, these bonuses are subject to forfeiture prior to vesting.

The Committee believes that its process of providing performance objectives to each executive officer at the beginning of the year, its subjective review of those officers’ achievement of those objectives at the end of the year relying substantially on Mr. Cecala’s evaluation of each executive’s performance, and its award to those officers of compensation at the end of the year based in part on corporate performance and its assessment of the totality of each executive’s achievement of those objectives, provides the most appropriate incentives to those officers to maximize returns to the Company’s shareholders and to achieve the Company’s long-term objectives.

Our shareholders have approved the bonus plan for our executive officers. We typically award any bonuses (all of which must be in the form of restricted stock) to our executive officers annually at the regularly scheduled meeting of the Compensation Committee held in February of each year at which annual compensation awards are made. Any increase in value that accrues to our executive officers from restricted stock is based entirely on our stock’s performance subsequent to the date of grant, and bears a direct relationship to the value our shareholders realize.

Tax Considerations

Section 162(m) of the Internal Revenue Code and the regulations thereunder (collectively, “Section 162(m)”) prohibit companies from deducting compensation paid to certain executive officers in excess of $1 million unless that compensation is “performance-based.” Accordingly, salary and certain other compensation not tied to achievement of pre-established performance goals are included in Section 162(m)’s $1 million deduction cap. Until the CPP funds are repaid, we cannot deduct compensation awarded to any Named Executive Officer in excess of $500,000 annually.

Stock Options

Under our 2009 Long-Term Incentive Plan, we are able to make cash-based and stock-based awards. Stock options we granted in 2009 vest after three years and have terms of up to ten years, and are intended to motivate the recipients to increase our Company’s long-term value. In granting stock options to our executive officers in 2009, we considered the number of options the officer received previously; the officer’s level; changes in his or her duties and responsibilities during the year; and our Company’s current and prospective performance. We did not employ any formula in awarding these stock options. Instead, the Compensation Committee compared each executive officer’s performance against the totality of performance factors established for that executive officer at the beginning of the previous year, taking into account the recommendations of Mr. Cecala with respect to stock option awards other than his own. All such stock options were granted with exercise prices equal to the last sale price of our stock on the date of grant. Any value that accrues to our officers from those stock options is based entirely on appreciation in our stock price following the date of grant, and bears a direct relationship to the value our shareholders realize. In addition, although our 2009 Long-Term Incentive Plan permits our Compensation Committee or Select Committee to make cash awards under that plan, neither of those committees has ever done so under any of our prior long-term incentive plans. Instead, they have granted only stock options and restricted stock under those plans, since we believe these types of awards most closely align our executive officers’ interests with those of our shareholders over the long term. The performance factors the Compensation Committee considered in awarding stock options were the same as those it considered in setting our executives’ base salaries and bonus awards.

As noted above, under the CPP, after June 15, 2009, we cannot award stock options to our Named Executive Officers or ten next MHCEs until the CPP funds are repaid.

Perquisites

We provide country club memberships for executive and other senior officers who have customer entertainment responsibilities.

Compensation Committee Report

The Compensation Committee evaluates all components of compensation of the Company’s executive officers, including:

•	Base salary, bonus, and long-term incentives;

•	Accumulated stock option and restricted stock gains;

•	The dollar value of perquisites and other personal benefits; and

•	The present value of benefits under the Pension Plan and the SERP.

In evaluating these and the Company’s compensation policies and practices, the Committee considers risk management and appropriate risk-taking incentives. Among the risks the Committee considers in evaluating these policies and practices include the Company’s credit risk, interest rate risk, market risk, legal risk, operational risk, and reputational risk. The Company uses a number of practices to help mitigate these risks:

•	Incentive awards for senior officers are based on a number of factors, and not on a single, short-term factor;

•	Several performance factors that serve as the basis for incentive awards are expressly directed at mitigating risk and improving controls, business integration, and succession planning;

•	Incentives in the form of restricted stock typically do not fully vest for several years after grant;

•	The overall level of incentive compensation the Company awards is not excessive compared to incentive compensation awarded to employees of comparable institutions and is limited by the CPP’s restrictions;

•	Under the CPP, incentives for the Company’s executive officers are limited to restricted stock of no more than one-third of the officer’s total annual compensation; and

•	Bonuses paid under the Company’s incentive plans are subject to recovery, or ‘clawback,’ if found to be based on materially inaccurate financial statements or other materially inaccurate performance metric criteria.

The Company monitors incentive awards made to its staff, and reviews those awards in light of the risks to which the Company may be subject. We review the design and function of the Company’s incentive plans, approve the Company’s Executive Incentive Plan and Long-Term Incentive Plan (the incentive plans under which the Company’s executive officers are compensated) and the awards granted under those plans, and monitor performance under those plans. The Company’s other incentive plans are approved and administered by its Incentive Compensation Committee, comprised of three of the Company’s senior officers. The Company ensures that significant modifications to those plans are communicated to and approved by that committee. In addition, these plans are reviewed periodically by the Company’s Audit Services Department.

In 2009, we conducted a detailed review of all 41 incentive plans of the Corporation and its wholly-owned subsidiaries (collectively, “Wilmington Trust”) listed on Exhibit C to this proxy statement to determine whether those plans subject the Company to unnecessary or excessive risk, or encourage its staff to manipulate its earnings. We engaged a consultant, Mercer, to assist in these efforts. The factors we considered in conducting this review included the governance structure of each plan; whether the plan includes a cap or maximum on each participant’s incentive opportunity; whether the Company retains discretion in making the incentive award; the performance metrics for each plan; whether payouts under the plan are linked to overall corporate goals; the timing of payments under the plan; whether the plan provides for the ‘clawback’ of awards; the contribution of plan awards to the participant’s overall pay mix; and risk-mitigating factors for the plan. As a result of that evaluation, the Compensation Committee certifies that:

•	It has reviewed with the Corporation’s senior risk officer the Corporation’s senior executive officer (“SEO”) compensation plans, and has made all reasonable efforts to ensure that these plans do not encourage SEOs to take unnecessary or excessive risks that threaten the value of Wilmington Trust;

•	It has reviewed with the Corporation’s senior risk officer the employee incentive plans and has made all reasonable efforts to limit any unnecessary risks these plans pose to Wilmington Trust; and

•	It has reviewed the employee incentive plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of Wilmington Trust to enhance the compensation of any staff member.

In reaching these conclusions, the Committee considered the factors noted above, as well as the controls the Corporation has in place to mitigate the payment of inappropriate awards for staff members who can reprice its products or receive a percentage of net income derived from product sales. The Committee reviews Wilmington Trust’s incentive plans to determine whether they subject the Company to unnecessary or excessive risk or encourage its staff to manipulate earnings at least semi-annually.

The Committee has reviewed and discussed the Compensation Discussion and Analysis above with management, and has recommended to the Board of Directors that this disclosure be included in this proxy statement. Submitted by the Compensation Committee of the Corporation’s Board of Directors:

R. Keith Elliott, Chair
Donald E. Foley
Louis J. Freeh
Stacey J. Mobley
Susan D. Whiting

Other Compensation Disclosures

The Committee’s charter is posted on our Web site at www.wilmingtontrust.com under “Investor Relations — Corporate Governance.” The Committee does not delegate its authority to any person, but, as noted above, does consider Mr. Cecala’s views in setting compensation for executive officers other than himself.

Certain Relationships and Related Transactions

Certain of our Company’s subsidiaries have banking transactions in the ordinary course of business with Mss. Burger, Krug, and Rollins, Messrs. Mears, Sockwell, and Tunnell, and certain of our officers and their associates on the same terms, including interest rates and collateral on loans, as those prevailing at the time for comparable transactions with others not related to the lender and that do not involve more than the normal risk of collectability or present other unfavorable features.

In 2009, we entered into a three-year agreement with Marsh USA Inc. (“Marsh”) to provide us insurance brokerage and risk management consulting services for our professional liability insurance coverages. Marsh owns Mercer, and we paid Marsh $175,000 for those services in 2009. We paid Mercer $64,000 for executive compensation consulting services it provided us in 2009. In accordance with our past practice, our Company’s management engaged Marsh to provide these insurance services and reported this engagement to our Audit Committee, but did not seek our Board’s prior approval for this engagement.

Our Board of Directors approves any loan to a director or executive officer when such approval is required by the Federal Reserve Board’s regulations.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee’s members are R. Keith Elliott (Chair), Donald E. Foley, Louis J. Freeh, Stacey J. Mobley, and Susan D. Whiting. No member of the Compensation Committee is a current or past officer or employee of the Company. No executive officer of the Company serves as a member of the compensation committee or Board of Directors of any other company whose members include an individual who also serves on our Board of Directors or the Compensation Committee.

Our Code of Conduct and Ethics, which we post on our Web site, prohibits directors and executive officers from engaging in transactions that may raise even the appearance of a conflict of interest with our Company. Our Company’s General Counsel reviews any significant transaction a director or executive officer proposes to have with the Company that could give rise to a conflict of interest or the appearance of a conflict of interest, including any transaction that would require disclosure under Item 404(a) of Regulation S-K. Our policy defines such a transaction as any transaction between our Company and designated individuals, other than transactions available to all employees or that involve less than $5,000.

In conducting this review, the General Counsel ensures that all such transactions are reasonable and fair to our Company and its subsidiaries. Among the factors the General Counsel considers in determining whether a transaction is fair to our Company and its subsidiaries is the aggregate value of the transaction and whether it represents an opportunity that may be equally available to the Company itself. The Company’s policies and procedures for the review and approval of related party transactions are in writing, posted on our Web site at www.wilmingtontrust.com under “Investor Relations-Corporate Governance,” and are available in print to any shareholder who requests them. No transaction has been entered into with any director or executive officer that does not comply with those policies and procedures.

Summary Compensation Table

The following table shows information about compensation the Company awarded in 2009, 2008, and 2007 to its chief executive officer, chief financial officer, its three other most highly compensated executive officers at December 31, 2009 (the “Named Executive Officers”).

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)(4)	(i)		(j)
							Change in
							Pension
						Non-	Value and
						Equity	Nonqualified
						Incentive	Deferred
				Stock	Option	Plan	Compensation	All Other
Name and		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation		Total
Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	($)	($)	($)		($)

Ted T. Cecala,	2009	$778,846	$0	$220,119	$142,800	N/A	$1,048,627	$32,304	(5)	$2,222,696
Chairman of the	2008	$735,577	$0	$950,231	$416,000	N/A	$1,268,350	$34,348	(5)	$3,404,506
Board and Chief	2007	$668,269	$674,000	$864,531	$936,000	N/A	$716,504	$22,349	(5)	$3,881,653
Executive Officer
David R. Gibson,	2009	$405,000	$0	$205,524	$51,000	N/A	$417,164	$7,080	(5)	$1,085,768
Executive Vice	2008	$387,115	$0	$401,327	$145,600	N/A	$441,147	$8,995	(5)	$1,384,184
President and Chief	2007	$370,192	$377,200	$353,489	$280,800	N/A	$236,671	$8,289	(5)	$1,626,641
Financial Officer
Robert V.A.	2009	$519,231	$0	$208,557	$71,400	N/A	$612,797	$16,415	(5)	$1,428,400
Harra, Jr.,	2008	$496,154	$0	$271,301	$187,200	N/A	$561,684	$20,428	(5)	$1,536,767
President and Chief	2007	$476,154	$361,024	$270,130	$374,400	N/A	$319,182	$19,555	(5)	$1,820,445
Operating Officer
William J.	2009	$415,385	$0	$206,483	$51,000	N/A	$389,735	$9,630	(5)	$1,072,233
Farrell II,	2008	$395,192	$0	$211,924	$145,600	N/A	$405,533	$9,003	(5)	$1,167,252
Executive Vice	2007	$371,731	$357,200	$83,654	$280,800	N/A	$221,130	$8,173	(5)	$1,322,688
President
Mark A. Graham,	2009	$341,219	$0	$167,790	$51,000	N/A	$237,858	$22,444	(5)	$820,311
Executive Vice	2008	$312,500	$0	$176,290	$124,800	N/A	$177,355	$76,244	(5)	$867,189
President	2007	$252,308	$240,000	$55,257	$61,400	N/A	$169,454	$7,740	(5)	$786,159

(1) The following Named Executive Officers were awarded the following total bonuses under the Company’s Incentive Plan for services performed during 2009, 2008, and 2007: $200,000 for 2008 and $842,500 for 2007 for Mr. Cecala; $200,000 for 2009, $195,000 for 2008, and $471,500 for 2007 for Mr. Gibson; $200,000 for 2008 and $451,280 for 2007 for Mr. Harra; $200,000 for 2009 and 2008 and $446,500 for 2007 for Mr. Farrell; and $200,000 for 2009, $162,500 for 2008, and $300,000 for 2007 for Mr. Graham.

For 2009, all of these amounts were in the form of restricted stock that will vest two years following the date of the award, but such vesting cannot start until at least 25% of the CPP funds are repaid. For 2008, all of these amounts were in the form of restricted stock which will vest in three equal installments over the three-year period beginning with the date of the award, but not before the Treasury no longer holds any debt or equity security we issued under the CPP. For 2007, twenty percent of these amounts, together with an additional 15% of that 20% to compensate for (a) the delay in the executive’s receiving the award and (b) the fact that this portion of the award is made in stock and not cash, was made in the form of restricted stock. This restricted stock will be reported in the Summary Compensation Table of the Company’s proxy statement for future Annual Shareholders’ Meetings.

Since it is in the form of restricted stock, these portions of each Named Executive’s Officer’s bonus are subject to forfeiture prior to vesting.

(2) The value shown includes dividends received on the restricted stock awards. The value of these awards is determined by multiplying the number of restricted shares granted by the stock’s closing price on the grant date.

(3) The assumptions used in valuing these option awards are detailed in Note 19 to the consolidated financial statements contained in our Annual Report on Form 10-K for 2009. These valuations were calculated with respect to the grant date fair value of these awards under Accounting Standards Codification (“ASC”) 718.

(4) The assumptions used in valuing these benefits are detailed in Note 18 to the consolidated financial statements contained in our Annual Report on Form 10-K for 2009.

(5) Represents: (a) the Company’s contributions to its Thrift Savings Plan for Mr. Cecala of $3,675, Mr. Gibson of $4,800, Mr. Harra of $3,462, and Messrs. Farrell and Graham of $7,350 in 2009; each Named Executive Officer of $6,900 in 2008; and Messrs. Cecala, Harra, and Gibson of $6,750, and Messrs. Farrell and Graham of $6,600, in 2007; (b) premiums the Company paid for term life insurance for each of Messrs. Cecala, Harra, Gibson, and Farrell of $2,280 and Mr. Graham of $2,223 in 2009; Messrs. Cecala and Harra of $2,280 in 2008 and 2007; Mr. Gibson of $2,095 in 2008 and $1,539 in 2007; Mr. Farrell of $2,103 in 2008 and $1,573 in 2007; and Mr. Graham of $1,230 in 2008 and $1,140 in 2007; and (c) expense the Company recognized for country club memberships for Mr. Cecala of $26,349 in 2009, $25,168 in 2008, and $13,319 in 2007; Mr. Harra of $10,673 in 2009, $11,248 in 2008, and $10,525 in 2007; and Mr. Graham of $12,871 in 2009 and $68,114 in 2008. The amount expensed for Mr. Graham in 2008 included a one-time initiation fee of $52,300.

Grants Of Plan-Based Awards For 2009

The following provides information about grants of plan-based awards for 2009:

		Estimated Future Payouts			Estimated Future Payouts
		Under Non-Equity Incentive			Under Equity Incentive
		Plan Awards			Plan Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
								All Other	All Other
								Stock	Option
								Awards:	Awards:	Exercise	Grant
								Number of	Number of	or Base	Date
								Shares	Securities	Price of	Fair Value
								of Stock	Underlying	Option	of Stock and
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Option
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)(1)	(#)	($/Sh)	Awards

Ted T. Cecala	2/26/09							20,986			$199,997
	4/22/09								140,000	$10.63	$142,800
David R. Gibson	2/26/09							20,461			$194,993
	4/22/09								50,000	$10.63	$51,000
Robert V.A. Harra Jr.	2/26/09							20,986			$199,997
	4/22/09								70,000	$10.63	$71,400
William J. Farrell II	2/26/09							20,986			$199,997
	4/22/09								50,000	$10.63	$51,000
Mark A. Graham	2/26/09							17,051			$162,496
	4/22/09								50,000	$10.63	$51,000

(1) One-third of these restricted shares is scheduled to vest on each of February 26, 2010, February 28, 2011, and February 28, 2012; provided that no such shares will vest until the U.S. Treasury no longer holds any debt or equity security we issued to it under the CPP. Since it is in the form of restricted stock, this portion of each Named Executive Officer’s bonus is subject to forfeiture prior to vesting.

Dividend are paid on restricted stock at the rate paid on the Company’s outstanding stock.

Outstanding Equity Awards At 2009 Fiscal Year-End

The following table sets forth information about outstanding equity awards to the Named Executive Officers at December 31, 2009:

	Option Awards						Stock Awards
(a)	(b)	(c)		(d)	(e)	(f)	(g)		(h)	(i)	(j)
										Equity	Equity
										Incentive	Incentive
										Plan	Plan
										Awards:	Awards:
										Number	Market or
				Equity						of	Payout
				Incentive						Unearned	Value of
				Plan			Number		Market	Shares,	Unearned
	Number of	Number of		Awards:			of Shares		Value of	Units or	Shares,
	Securities	Securities		Number of			or Units		Shares or	Other	Units or
	Underlying	Underlying		Securities			of Stock		Units of	Rights	Other
	Unexercised	Unexercised		Underlying	Option		That		Stock That	That	Rights That
	Options	Options		Unexercised	Exercise	Option	Have Not		Have Not	Have Not	Have Not
	(#)	(#)		Unearned Options	Price	Expiration	Vested		Vested	Vested	Vested
Name	Exercisable	Unexercisable		(#)	($)	Date	(#)		($)	(#)	($)

Ted T. Cecala	80,000				$24.00	2/15/2010	1,151	(4)	$14,203
	80,000				$30.875	2/14/2011	15,446	(5)	$190,604
	90,000				$32.985	2/10/2012	3,904	(6)	$48,175
	90,000				$27.91	2/19/2013	21,161	(7)	$261,127
	90,000				$37.02	2/24/2014	20,986	(8)	$258,967
	90,000				$33.90	2/20/2015
	90,000				$43.27	2/19/2016
		100,000	(1)		$43.70	2/13/2017
		100,000	(2)		$33.08	2/12/2018
		140,000	(3)		$10.63	4/22/2019
David R. Gibson	20,000				$24.00	2/15/2010	539	(4)	$6,651
	15,000				$30.875	2/14/2011	6,178	(5)	$76,237
	30,000				$32.985	2/10/2012	2,184	(6)	$26,951
	20,000				$27.91	2/19/2013	8,162	(7)	$100,719
	20,000				$37.02	2/24/2014	20,461	(8)	$252,489
	20,000				$33.90	2/20/2015
	20,000				$43.27	2/19/2016
		30,000	(1)		$43.70	2/13/2017
		35,000	(2)		$33.08	2/12/2018
		50,000	(3)		$10.63	4/22/2019
Robert V.A Harra Jr.	40,000				$24.00	2/15/2010	695	(4)	$8,576
	40,000				$30.875	2/14/2011	3,661	(5)	$45,177
	40,000				$32.985	2/10/2012	2,090	(6)	$25,791
	40,000				$27.91	2/19/2013	4,534	(7)	$55,950
	40,000				$37.02	2/24/2014	20,986	(8)	$258,967
	40,000				$33.90	2/20/2015
	40,000				$43.27	2/19/2016
		40,000	(1)		$43.70	2/13/2017
		45,000	(2)		$33.08	2/12/2018
		70,000	(3)		$10.63	4/22/2019
William J. Farrell Jr.	25,000				$24.00	2/15/2010	566	(4)	$6,984
	25,000				$30.875	2/14/2011	2,068	(6)	$25,519
Jr.	25,000				$32.985	2/10/2012	3,023	(7)	$37,304
	20,000				$27.91	2/19/2013	20,986	(8)	$258,967
	20,000				$37.02	2/24/2014
	30,000				$33.90	2/20/2015
	30,000				$43.27	2/19/2016
		30,000	(1)		$43.70	2/13/2017
		35,000	(2)		$33.08	2/12/2018
		50,000	(3)		$10.63	4/22/2019
Mark A. Graham	3,840				$26.0312	1/18/2010	391	(9)	$4,825
	10,000				$30.875	2/14/2011	1,390	(6)	$17,153
	10,000				$32.985	2/10/2012	17,051	(8)	$210,409
	17,750				$27.91	2/19/2013	3,023	(7)	$37,304
	12,000				$37.02	2/25/2014
	12,000				$33.90	2/20/2015
	10,000				$43.27	2/19/2016
		10,000	(1)		$43.70	2/13/2017
		30,000	(2)		$33.08	2/12/2018
		50,000	(3)		$10.63	4/22/2019

(1)	These options will vest on 2/15/2010 and expire ten years after grant.

(2)	These options will vest on 2/14/2011 and expire ten years after grant.

(3)	These options will vest on the later of 4/23/2012 or the date on which the U.S. Treasury no longer holds any debt or equity security the Company issued to it under the CPP, and expire ten years after grant.

(4)	Restricted stock will vest on 2/16/2010.

(5)	Restricted stock will vest on 2/14/2011.

(6)	Restricted stock will vest in equal installments on 2/16/2010 and 2/14/2011.

(7)	Restricted stock will vest on 2/13/2012.

(8)	Restricted stock will vest in equal installments on 2/26/2010, 2/28/2011, and 2/28/2012, provided that no such shares will vest until the Treasury no longer holds any debt or equity security the Company issued to it under the CPP.

(9)	Restricted stock will vest on 3/1/2010.

Option Exercises And Stock Vested In 2009

The following table provides information about stock options exercised by and restricted stock vested for each Named Executive Officer during 2009:

	Option Awards		Stock Awards
(a)	(b)	(c)	(d)	(e)
	Number of Shares	Value Realized on	Number of Shares	Value Realized on
	Acquired on Exercise	Exercise	Acquired on Vesting	Vesting
Name	(#)	($)	(#)	($)

Ted T. Cecala	0	$0	5,080	$50,613
David R. Gibson	0	$0	2,107	$21,783
Robert V.A. Harra Jr.	0	$0	2,976	$29,476
William J. Farrell II	0	$0	2,216	$22,646
Mark A. Graham	0	$0	1,496	$14,437

Pension Benefits As Of December 31, 2009

The following table provides information about benefits under our Pension Plan and Supplemental Executive Retirement Plan (“SERP”) for the Named Executive Officers at December 31, 2009:

(a)	(b)	(c)	(d)	(e)
		Number of Years	Present Value of	Payments During
		Credited Service	Accumulated Benefit	Last Fiscal Year
Name	Plan Name	(#)	($)	($)

Ted T. Cecala	Pension Plan	30.4	$783,614(1)	N/A

	Supplemental Executive Retirement Plan	30.4	$8,214,205(2)

David R. Gibson	Pension Plan	26.7	$324,579(1)	N/A

	Supplemental Executive Retirement Plan	26.7	$1,722,601(2)

Robert V.A. Harra Jr.	Pension Plan	38.6	$879,488(1)	N/A

	Supplemental Executive Retirement Plan	38.6	$5,107,972(2)

William J. Farrell II	Pension Plan	33.6	$324,546(1)	N/A

	Supplemental Executive Retirement Plan	33.6	$1,929,391(2)

Mark A. Graham	Pension Plan	26.7	$224,663(1)	N/A

	Supplemental Executive Retirement Plan	26.7	$1,056,785(2)

(1)      Based on the American Academy of Actuaries 1983 Group Annuity Mortality (Male) table and an assumed interest rate of 6.30%.

(2)      Based on the American Academy of Actuaries 1983 Group Annuity Mortality (Male) table and an assumed interest rate of 6.15%.

Pension Plan and SERP

Our Pension Plan is designed to provide retirement benefits to the Company’s staff members, including the Named Executive Officers. The SERP is designed to provide retirement benefits that would not be permitted to be paid under the Pension Plan by the Internal Revenue Code.

The normal annual retirement benefit from the Pension Plan is the greater of:

(a)	1.5% of the Named Executive Officer’s average annual earnings for the five-year period ending December 31, 1993, multiplied by years of service as of December 31, 1993; or

(b)	(1) (a) 1.5% of the Named Executive Officer’s average annual earnings for the five-year period ending December 31, 1987; (b) less 1.25% of the Social Security Primary Insurance Amount as of December 31, 1987; (c) all multiplied by years of service as of December 31, 1987; plus

(2)	1.0% of the Named Executive Officer’s earnings during 1988 up to one-half of the 1988 Social Security taxable wage base, plus 1.8% of earnings during 1988 in excess of one-half of the Social Security taxable wage base (the “SSTWB”); plus

(3)	For each year after 1988, (a) 1.25% of the Named Executive Officer’s earnings in that year up to one-half of the Social Security taxable wage base for that year, plus (b) 1.6% of earnings during that year in excess of one-half of the SSTWB.

For purposes of determining amounts to which participants are entitled under the Pension Plan, for years before 1994, earnings include base salary and amounts paid under our Profit-Sharing Bonus Plan (the “Profit-Sharing Bonus Plan”), but do not include other bonus or incentive payments. The Profit-Sharing Bonus Plan was terminated in 2003. For years after 1993, earnings also include other bonus and incentive payments. Benefits under the Pension Plan vest in full after five years of participation in the plan. The normal form of pension provided under the Pension Plan is a single life annuity or a 50% joint and survivor benefit. The Pension Plan also provides for an actuarially-equivalent joint and survivor annuity with a survivor benefit of 66?% or 100%, as selected by the participant.

The normal monthly retirement benefit from the SERP is 60% of the Named Executive Officer’s average annual earnings for the highest paid five years of the final ten years of employment, multiplied by a fraction the numerator of which is the Named Executive Officer’s years of credited service at retirement and the denominator of which is 30, divided by 12. All such amounts are reduced by benefits payable from the Pension Plan.

For purposes of determining amounts to which participants are entitled under the SERP, average monthly earnings include base salary and amounts paid under the Profit-Sharing Bonus Plan and other bonus and incentive plans. The SERP pays a monthly pension, beginning at the same time the Named Executive Officer begins to receive his or her Pension Plan benefit, in the form of a single life annuity or a 50% joint and survivor annuity. Benefits under the SERP begin to vest after five years’ participation in the plan at the rate of one-fifteenth per year, but accelerate and vest in full (a) upon reaching 55 with ten years participation or (b) in the event of a “Change in Control” as that term is defined in the change in control agreements discussed below.

Messrs. Cecala and Harra are eligible for early retirement under the Pension Plan and the SERP. Each plan provides for a reduction in benefits in the event of early retirement. The maximum reduction is 40% of the benefit available on the normal retirement date if retirement is seven years before that date.

The assumptions used in valuing the benefits reflected in the table above are detailed in Note 18 to the consolidated financial statements contained in our Annual Report on Form 10-K for 2009. Those benefits are not subject to deduction of Social Security or other offset amounts.

Other Post-Termination Benefits

Under change-in-control agreements certain of the Company’s subsidiaries have entered into with certain of their officers, including the Named Executive Officers, those subsidiaries pay severance pay and a continuation of certain benefits if (a) a “Change in Control” occurs and (b) the officer’s employment is terminated involuntarily, either actually or constructively, without cause within two years after that Change in Control. In general, the agreements deem a “Change in Control” to have occurred if any of the following happens:

•	The Company or the subsidiary consolidates or merges with a third party;

•	The Company or the subsidiary transfers substantially all assets to a third party or completely liquidates or dissolves;

•	A third party acquires any combination of beneficial ownership of and voting proxies for more than 15% of the Company’s or the subsidiary’s voting stock or the ability to control the election of the Company’s directors or its management or policies;

•	The persons serving as the Company’s directors on February 29, 1996, and those replacements or additions subsequently nominated by that Board or by persons nominated by them, are no longer at least a majority of the Company’s Board; or

•	A regulatory agency determines that a change in control of the Company has occurred.

Under these agreements, the Named Executive Officer is entitled to severance pay in a lump sum of 100% times three years’ of the Named Executive Officer’s (1) highest base salary in the 12 months preceding the termination of his or her employment and (2) bonus and incentive payments for the preceding calendar year, all discounted to present value at a discount rate of the rate paid on the termination date on U.S. Treasury bills with maturities of one and one-half years, and net of imputed income. In addition, the Named Executive Officer generally would receive medical, life, disability, and health-and-accident benefits at the subsidiary’s expense for three years. The Compensation Committee concluded that, following a change-in-control and termination of an executive officer’s employment or a diminution of his or her duties, payment of three years’ of the executive officer’s base salary and bonus payments for the preceding year discounted to present value, together with medical, life, disability, and health coverage for three years, is consistent with change-in-control payments offered to executive officers at other institutions. These benefits are reduced to the extent any would constitute “golden parachute payments” under the Internal Revenue Code of 1986, as amended. The Compensation Committee believes that these benefits further our corporate goals to provide incentives that promote the retention of our executive officers and further our overall corporate objectives to compensate our executive officers appropriately. In addition, as noted above, no Named Executive Officer may receive any benefit that would constitute a golden parachute payment until the CPP funds are repaid.

In addition, the Named Executive Officers’ unvested stock options and restricted stock awards vest automatically upon a Change in Control. Those payments and the value of those benefits upon a Change in Control at December 31, 2009 would have been: Mr. Cecala — $3,616,246; Mr. Gibson - $1,920,208; Mr. Harra — $2,260,309; Mr. Farrell — $1,817,186; and Mr. Graham — $1,507,336. These amounts assume the costs of the Named Executive Officer receiving family coverage for medical and dental benefits for three years after termination of employment. As noted above, no Named Executive Officer may receive any benefit that would constitute a golden parachute payment until the CPP funds are repaid.

The value of unvested stock options and restricted stock awards to which our Named Executive Officers would be entitled upon disability or retirement on December 31, 2009 was: Mr. Cecala, $826,276 (of which $312,167 would not accelerate until the Treasury no longer holds any debt or equity security the Company issued to it under the CPP and the remainder of which would not accelerate upon retirement unless Mr. Cecala is not subject to the CPP golden parachute payment prohibitions at the time of his retirement); Mr. Gibson, $482,046 (of which $271,489 would not accelerate until the Treasury no longer holds any debt or equity security the Company issued to it under the CPP and the remainder of which would not accelerate upon retirement unless Mr. Gibson is not subject to the CPP golden parachute payment prohibitions at the time of his retirement); Mr. Harra, $421,061 (of which $285,568 would not accelerate until the Treasury no longer holds any debt or equity security the Company issued to it under the CPP and the remainder of which would not accelerate upon retirement unless Mr. Harra is not subject to the CPP golden parachute payment prohibitions at the time of his retirement); Mr. Farrell, $347,775 (of which $277,967 would not accelerate until the Treasury no longer holds any debt or equity security the Company issued to it under the CPP and the remainder of which would not accelerate upon retirement unless Mr. Farrell is not subject to the CPP golden parachute payment prohibitions at the time of his retirement); and Mr. Graham, $288,691 (of which $229,409 would not accelerate until the Treasury no longer holds any debt or equity security the Company issued to it under the CPP and the remainder of which would not accelerate upon retirement unless Mr. Graham is not subject to the CPP golden parachute payment prohibitions at the time of his retirement).

The value of the unvested restricted stock awards to which our Named Executive Officers would be entitled upon death on December 31, 2009 was: Mr. Cecala, $773,076 (of which $258,967 would not accelerate until the Treasury no longer holds any debt or equity security the Company issued to it under the CPP); Mr. Gibson, $463,046 (of which $252,489 would not accelerate until the Treasury no longer holds any debt or equity security the Company issued to it under the CPP); Mr. Harra, $394,460 (of which $258,967 would not accelerate until the Treasury no longer holds any debt or equity security the Company issued to it under the CPP); Mr. Farrell, $328,775 (of which $258,967 would not accelerate until the Treasury no longer holds any debt or equity security the Company issued to it under the CPP); and Mr. Graham, $269,691 (of which $210,409 would not accelerate until the Treasury no longer holds any debt or equity security the Company issued to it under the CPP).

These amounts are independent of retirement benefits payable to these officers.

Nonqualifed Deferred Compensation As Of December 31, 2009

(a)	(b)	(c)	(d)	(e)	(f)
	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings	Withdrawals/	Balance at
	Last FY	Last FY	in Last FY	Distributions	Last FYE
Name	($)	($)	($)	($)	($)

Ted T. Cecala	N/A	N/A	N/A	N/A	N/A
David R. Gibson	N/A	N/A	N/A	N/A	N/A
Robert V.A. Harra Jr.	N/A	N/A	N/A	N/A	N/A
William J. Farrell II	N/A	N/A	N/A	N/A	N/A
Mark A. Graham	N/A	N/A	N/A	N/A	N/A

Director Compensation in 2009

The following table provides information about compensation paid to our directors in2009:

(a)	(b)	(c)(3)	(d)(3)(5)	(e)	(f)
					Change in
					Pension
					Value and
				Non-Equity	Nonqualified	(g)
	Fees Earned or			Incentive Plan	Deferred	All Other	(h)(4)
	Paid in Cash	Stock Awards	Option Awards	Compensation	Compensation	Compensation	Total
Name	($)	($)	($)	($)	Earnings	($)	($)

Carolyn S. Burger	$44,704	$21,779(4)	$14,500	N/A	N/A	N/A	$80,983
R. Keith Elliott(1)	$44,704		$14,500	N/A	N/A	N/A	$59,204
Donald E. Foley(1)(2)	$—		$14,500	N/A	N/A	N/A	$14,500
Louis Freeh	$18,700						$18,700
Gailen Krug(2)	$34,914		$14,500	N/A	N/A	N/A	$49,414
Rex L. Mears	$37,704	$21,779(4)	$14,500	N/A	N/A	N/A	$79,983
Stacey J. Mobley(1)(2)	$—		$14,500	N/A	N/A	N/A	$14,500
Michele M. Rollins(1)	$46,604	$31,887(4)	$14,500	N/A	N/A	N/A	$92,991
Oliver R. Sockwell(2)	$37,804		$14,500	N/A	N/A	N/A	$52,304
Robert W. Tunnell Jr.	$19,014	$46,876(4)	$14,500	N/A	N/A	N/A	$80,391
Susan D. Whiting(2)	$26,814		$14,500	N/A	N/A	N/A	$41,314

(1)      Messrs. Elliott, Foley, Mobley, and Sockwell and Mss. Krug and Whiting deferred receipt of shares until retirement.

(2)      Messrs. Foley and Mobley deferred receipt of cash earned for 2009 until retirement.

(3)      These stock and option awards were made under our 2009 Long-Term Incentive Plan.

(4)      Includes dividend payments on stock units awarded in 2008. In 2008, because shareholders did not approve the 2008 Long-Term Incentive Plan submitted for their approval at our 2008 Annual Shareholders’ Meeting, our directors were not able to receive stock in lieu of their annual retainers. Instead, our Compensation Committee awarded each non-employee director a corresponding number of stock units that earned dividend equivalents while they were outstanding. These stock units were replaced by our common stock upon approval on April 22, 2009 of our 2009 Long-Term Incentive Plan by our shareholders, from which that stock was issued.

(5)      The assumptions used in valuing these option awards are detailed in Note 19 to the consolidated financial statements contained in our Form 10-K for 2009. The grant date fair value of stock options awarded in 2009 to each director computed in accordance with ASC 718 was $1.45.

As of December 31, 2009, 46,000 nonstatutory stock options were outstanding to each of Ms. Burger and Messrs. Elliott, Mears, Mobley, and Tunnell; 26,500 nonstatutory stock options were outstanding to Ms. Krug; 22,500 nonstatutory stock options were outstanding to Ms. Whiting; 18,500 nonstatutory stock options were outstanding to Mr. Foley; and 15,000 stock options were outstanding to Ms. Rollins and Mr. Sockwell.

We pay our outside directors an annual retainer of $30,000 and a $2,000 fee for each Board meeting they attend. We also pay them a $1,200 fee for each committee meeting they attend and $500 for any telephonic meeting of any Board or Committee meeting in which they participate. The chairperson of the Nominating and Corporate Governance Committee receives an additional $4,000 annually; the chairperson of the Compensation Committee receives an additional $6,000 annually; the chairperson of the Audit Committee receives an additional $10,000 annually; and each other member of the Audit Committee receives an additional $5,000 annually.

Directors receive the first half of their annual retainer in our Company’s common stock, and may elect to receive the second half of the annual retainer either in cash or our Company’s common stock. Directors can elect each year to defer receipt of the cash and/or stock portion of their directors’ fees until they are no longer a director.

If a director elects to defer receipt of any cash portion of his or her directors’ fees, he or she may elect to earn a yield on the deferred portion based on (1) yields WTC pays on certain of its deposit products and/or (2) changes in the price of our Company’s common stock, together with dividends on that stock at the rate earned on our Company’s outstanding stock. If a director elects to defer receipt of any stock portion of his or her director’s fees, the deferred portion will accrue dividend equivalents at the rate earned on our Company’s outstanding stock until paid.

Under our Company’s long-term incentive plans, our directors have also been entitled to receive stock options. Those stock options are typically granted only at the regularly scheduled meeting of the Compensation Committee held in February of each year. The exercise price of any options granted to our Company’s directors is the last sale price of our stock on the date of grant.

Directors who are also officers of the Company do not receive any fees or other compensation for service on any committee.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act requires the Company’s directors, certain officers, and others to file reports of their ownership of our stock with the SEC.

After reviewing copies of those forms it has received and written representations, the Company believes that all required filings were made on a timely basis.

Availability of Form 10-K

The Company will file with the SEC an Annual Report on Form 10-K for 2009. The Company will provide a copy of that report on written request without charge to any person whose proxy it is soliciting. Please address your request to Ellen J. Roberts, Vice President, Investor Relations, Wilmington Trust Corporation, Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890.

Important Notice Regarding the Availability of Proxy Materials for the Shareholders’ Meeting to be Held on April 21, 2010

This proxy statement and information about directions to our shareholders’ meeting are available at www.wilmingtontrust.com under “Investor Relations — Financial Information”; our proxy materials, including our annual report to shareholders for 2009, can be accessed at http://materials.proxyvote.com/971807; and our Form 10-K and proxy statement are available on our website at www.wilmingtontrust.com under “Investor Relations — SEC Filings.”

As noted elsewhere in the proxy statement, the following materials are available on our web site at www.wilmingtontrust.com under “Investor Relations — Corporate Governance”:

•	Corporate Governance Principles

•	Audit Committee Charter

•	Compensation Committee Charter

•	Nominating and Corporate Governance Committee Charter

•	Director Independence Standards

Our Code of Conduct and Ethics is available on our website at www.wilmingtontrust.com under “Investor Relations — About Us — Guiding Principles.”

PROPOSAL TWO — ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

As required by the CPP and the Emergency Economic Stabilization Act of 2008, we are providing our shareholders the opportunity to vote on an advisory (nonbinding) resolution to approve our executive compensation as described in this proxy statement. That compensation is described in the section captioned “Compensation Discussion and Analysis” and the tabular disclosure regarding compensation of our Named Executive Officers, together with the narrative disclosure accompanying those tables and any related material, contained in this proxy statement.

The following resolution is submitted for shareholder approval:

RESOLVED, that the Company’s shareholders approve its executive compensation, as described in the section captioned “Compensation Discussion and Analysis” and the tabular disclosure regarding compensation of the Company’s Named Executive Officers, together with the narrative disclosure accompanying those tables and any related material, contained in the Company’s proxy statement dated February 22, 2010.

Because your vote is advisory, it will not be binding upon the Board.

Your Board unanimously recommends a vote FOR this resolution.

PROPOSAL THREE — RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected, and your Board has approved, KPMG LLP to serve as our independent registered public accounting firm for the year ending December 31, 2010. KPMG LLP audited our consolidated financial statements for the year ended December 31, 2009. We expect that a representative from KPMG LLP will be present at our Annual Meeting, will have the opportunity to make a statement if he or she so desires, and will be available to respond to appropriate questions.

If KPMG LLP declines to act or otherwise becomes incapable of acting, or if its appointment is otherwise discontinued, our Audit Committee will appoint another independent registered public accounting firm. If shareholders do not ratify the selection, our Audit Committee will take the shareholders’ vote under advisement.

Your Board unanimously recommends a vote FOR the selection of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2010.

Independent Registered Public Accounting Firm Services Policy

The Audit Committee of the Board of Directors of Wilmington Trust Corporation and its subsidiaries (collectively, the “Company”) reviews regularly all services provided to the Company by its independent registered public accounting firm (the “Auditor”). In light of recent public concerns regarding non-audit services provided to companies by their Auditor and requirements imposed by the Sarbanes-Oxley Act, the Securities and Exchange Commission, and the New York Stock Exchange, the Audit Committee of the Company’s Board of Directors has adopted the following policy regarding services provided by the Auditor.

The Audit Committee has agreed that the following services may be procured from the Auditor without further prior approval of the Audit Committee:

1.	Annual consolidated and subsidiary financial statement audits, including reviews of unaudited quarterly consolidated financial statements and procedures developed in response to new or pending pronouncements by governing authorities, such as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board, the American Institute of Certified Public Accountants, the Securities and Exchange Commission, or the New York Stock Exchange;

2.	Statement of Auditing Standards No. 70 Report of the Company’s Corporate Retirement and Custody Services Division and Wealth Advisory Services Business Line;

3.	Annual financial statements audits of the Company’s defined benefit, defined contribution and other employee benefit plans, and common and short-term trust funds;

4.	Review of audits of the Company’s affiliates;

5.	Tax compliance assistance in preparing the Company’s federal and state income tax returns;

6.	Tax planning research;

7.	Reports on the effectiveness of internal controls required by FDICIA and/or the Sarbanes-Oxley Act; and

8.	Consents and comfort letters required for the Company’s filings under the 1933 Securities Act and the 1934 Securities and Exchange Act.

All such services provided by the Auditor shall be reported to the Audit Committee at its next meeting. It is the intent of the Audit Committee to adhere to these listed services being provided by the Auditor. However, the Audit Committee is willing to consider a recommendation by the Company’s management as to a specific service if management believes that the provision of such services would not compromise the Auditor’s independence.

Any engagement of the Auditor for the performance of “consulting services” other than the services listed above shall be reviewed by the Audit Committee prior to engagement. Situations requiring urgency may be authorized by the Committee Chair. In no circumstance will the Auditor be engaged to provide services prohibited by the Sarbanes-Oxley Act or its implementing regulations, including financial information systems design and implementation, or to prepare personal tax returns of any of the Company’s executive officers.

EXHIBIT A

COMPENSATION PEER GROUP

Associated Banc-Corp.	Heitman
AXA Rosenberg Investment Management LLC	J&W Seligman & Co. Incorporated
BancorpSouth Bank, Inc.	JP Morgan
Bank of Hawaii Corporation	Jackson National Life Insurance Company
The Bank of New York Mellon Corporation	Merrill Lynch & Co., Inc.
The Bessemer Trust Company, N.A	Morgan Stanley
BOK Financial Corporation	Nikko Securities, Inc.
Cathay General Bancorp	Northern Trust
Citigroup	Numeric Investors Limited Partnership
City National Corporation	ProFunds
Claymore Group, Inc.	RCM Capital Management, LLC
Cohen & Steers, Inc.	Raymond, James & Associates, Inc.
Commerce Bancshares	Reich & Tang
Cullen/Frost Bankers, Inc.	Rockefeller & Co., Inc.
Deutsche Bank	RS Investment Management Co. LLC
East West Bancorp, Inc.	Schroeder Investment Management
First Citizens BancShares, Inc.	Smith Breeden Associates, Inc.
Fischer Francis Trees & Watts, Inc.	South Financial Group Inc.
Fort Washington Investment Advisors, Inc.	SVB Financial Group
Fortis Investments Management USA, Inc.	TCF Financial Corporation
Fred Alger & Company, Incorporated	Trilogy
Fulton Financial Corporation	Union Bank of California
The Glenmede Trust Company, N.A	Valley National Bancorp
Waddell & Reed, Inc.
Whitney Holding Corporation

PERFORMANCE PEER GROUP

Associated Banc-Corp	Old National Bancorp
BancorpSouth Bank, Inc.	Pacific Capital Bancorp
Bank of Hawaii Corporation	Park National Corporation
BOK Financial Corporation	Private Bancorp, Inc.
Boston Private Financial Holdings, Inc.	Prosperity Bancshares, Inc.
Cathay General Bancorp	Signature Bank
Citizens Republic Bancorp, Inc.	The South Financial Group, Inc.
City National Corporation	Sterling Financial Corporation
Commerce Bancshares, Inc.	Susquehanna Bancshares, Inc.
Cullen/Frost Bankers, Inc.	SVB Financial Group
CVB Financial Corp.	TCF Financial Corporation
East West Bancorp, Inc.	Trustmark Corporation
F.N.B. Bancorp	UMB Financial Corp.
First Citizens BancShares, Inc.	Umpqua Holdings Corporation
First Commonwealth Financial Corporation	United Bankshares, Inc.
First Midwest Bancorp, Inc.	United Community Banks, Inc.
FirstMerit Corporation	Valley National Bancorp.
Fulton Financial Corporation	Webster Financial Corporation
Hancock Holding Company	Whitney Holding Corporation
MB Financial, Inc.	Wilmington Trust Corporation
National Penn Bancshares, Inc.	Wintrust Financial Corporation

EXHIBIT B

INCENTIVE COMPENSATION PLANS

Corporate Client Services — New Business Referral Plan
Corporate Client Services — Sales Incentive Plan
Corporate Client Services — Manager Incentive Compensation Plan
Corporate Client Services — Division, Section, Unit and Equivalent Manager Incentive Compensation
Plan
Corporate Client Services — Relationship/Account Manager Incentive Compensation Plan
Corporate Client Services — European Entities Staff Plan
Corporate Client Services — Cayman Staff Member Incentive Compensation Plan
Personal Financial Services Department — Retail Banking Sales Incentive Plan
Personal Financial Services Department — Teller Referral Incentive Compensation Plan
Residential Mortgage — Account Executive Incentive Compensation Plan
Personal Financial Services Department — Consumer and Small Business Banking Division Incentive
Compensation Plan
Personal Financial Services Department — Incentive Compensation Plan
Support Department Management — Incentive Compensation Plan
Personal Financial Services Department — Department Manager Incentive Compensation Plan
Personal Financial Services Department — Sales Promotion Incentive Compensation Plan
Credit Policy Department — Incentive Compensation Plan
Credit Policy Department — Department Manager Incentive Compensation Plan
Direct Client Services — Incentive Compensation Plan
Documentation and Collection Division — Consumer Collections/Recoveries Section Incentive
Compensation Plan
Wealth Advisory Services — Wilmington Brokerage Services Company Incentive Compensation Plan
Wealth Advisory Services — Expert Incentive Compensation Plan
Wealth Advisory Services — ATCO Incentive Compensation Plan
Wilmington Trust Investment Management — Incentive Compensation Plan
Wealth Advisory Services — Trust Tax Incentive Compensation Plan
Wealth Advisory Services — Manager Incentive Compensation Plan
Wealth Advisory Services — Private Client Advisor Sales Incentive Compensation Plan
Wilmington Trust — 2009 Princeton Region Incentive Compensation Plan
Wilmington Trust — Delaware Region Incentive Compensation Plan
Wilmington Trust — 2009 Maryland Region Incentive Compensation Plan
Wilmington Trust — 2009 Mid-Atlantic Market Incentive Compensation Plan
Wilmington Trust — 2009 Pennsylvania Region Incentive Compensation Plan
First Data Merchant Service — First Data Merchant Service Referral
Wilmington Trust — 2009 Executive Incentive Plan
Wilmington Trust — 2009 Long-Term Incentive Plan
Wilmington Trust — Cash Management Division Incentive Compensation Plan
Wilmington Trust — 2009 Commercial Loan Recovery Section Incentive Compensation Plan
Wilmington Trust — Audit Department Manager Incentive Compensation Plan
Wilmington Trust — Finance Department Manager Incentive Compensation Plan
Wealth Advisory Services — Sales Promotion Incentive Compensation Plan
Wealth Advisory Services — Wilmington Family Office Incentive Compensation Plan

EXHIBIT C

Shareowner ServicesSM
P.O. Box 64945
St. Paul, MN 55164-0945

COMPANY #
To Our Shareholders,
You are cordially invited to attend our Annual Shareholders’ Meeting, to be held at the Wilmington Trust Plaza, Mezzanine Level, 301 West Eleventh Street, Wilmington, Delaware, at 10:00 A.M. on Wednesday, April 21, 2010.
At the Annual Meeting, we will review our performance and answer any questions you may have. The enclosed proxy statement provides you with more details about items that will be addressed at the Annual Meeting. After reviewing the proxy statement, please sign, date, and indicate your vote for the items listed on the proxy card below and return it in the enclosed, postage-paid envelope whether or not you plan to attend the Annual Meeting.
Thank you for your prompt response.
Sincerely,
Ted T. Cecala
Chairman and Chief Executive Officer
Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week
Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
INTERNET — www.eproxy.com/wl

Use the Internet to vote your proxy until 12:00 p.m. (CT) on April 20, 2010. Please have your proxy card and Social Security Number or Tax Identification Number available.
PHONE — 1-800-560-1965
Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on April 20, 2010. Please have your proxy card and Social Security Number or Tax Identification Number available.
    MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope provided.
If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Voting Instruction Card.
ò  Please detach here   ò

The Board of Directors Recommends a Vote FOR Items 1, 2, and 3.

1.	Election of directors:	01	R. Keith Elliott	03	Michele M. Rollins	☐	Vote FOR	☐	Vote WITHHELD
		02	Gailen King				all nominees		from all nominees
							(except as marked)

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Advisory (Non-Binding) Vote on Executive Compensation	☐	For	☐	Against	☐	Abstain

3.	Ratification of Appointment of Independent Registered Public Accounting Firm	☐	For	☐	Against	☐	Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box ☐ Indicate changes below:	Date

Signature(s) in Box
Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

WILMINGTON TRUST CORPORATION
ANNUAL SHAREHOLDERS’ MEETING
Wednesday, April 21, 2010
10:00 a.m.
Wilmington Trust Plaza
Mezzanine Level
301 West Eleventh Street
Wilmington, Delaware 19801

Notice of Internet Availability of Proxy Materials:
You can access and review the Annual Report and Proxy Statement on the Internet by going to the following website: http://materials.proxyvote.com/971807

Wilmington Trust Corporation
Rodney Square North
1100 North Market Street
Wilmington, DE 19890-0001	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on April 21, 2010.
The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.
If no choice is specified, the proxy will be voted ‘‘FOR’’ Items 1, 2, and 3.
By signing the proxy, or voting by telephone or the Internet, you revoke all prior proxies and appoint David R. Gibson and Michael A. DiGregorio, and each of them, acting in the absence of the other, with full power of substitution, to vote your shares on the matter shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.
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